UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Vir Biotechnology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VIR BIOTECHNOLOGY, INC.

499 Illinois Street, Suite 500

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2022

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Vir Biotechnology, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Friday, May 20, 2022, at 11:30 a.m. Pacific Time. Due to the ongoing COVID-19 pandemic and to support the health and well-being of our employees and stockholders, the Annual Meeting will be a completely virtual meeting of the stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2022 where you will be able to listen to the meeting live, submit questions and vote online. You will need the 16-digit control number included on your Notice or proxy card to attend the Annual Meeting virtually.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect the Board of Directors’ three nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders.

2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.

3. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2022.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 28, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Howard Horn

Secretary

San Francisco, California

April 7, 2022

Proxy Statement Summary

This summary highlights important information you will find in this proxy statement. As it is only a summary, please review the complete proxy statement before you vote.

Annual Meeting Information

DATE:	Friday, May 20, 2022
TIME:	11:30 a.m. Pacific Time
LOCATION:	Online only at www.virtualshareholdermeeting.com/VIR2022

You will not be able to attend the annual meeting in person.
RECORD DATE:	March 28, 2022

Voting Matters and Vote Recommendation

Voting Matter	Board Recommendation	Page Number for more detail
Proposal 1—Election of Directors	FOR each nominee	7
Proposal 2—Advisory Vote on Executive Compensation	FOR	20
Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm	FOR	22

Corporate Governance Matters

We are committed to the highest standards of ethics, business integrity and corporate governance, which we believe will ensure that our Company is managed for the long-term benefit of our stockholders. Our governance practices are designed to establish and preserve accountability of the Board of Directors and management, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources and enhance stockholder value. Please see “Information Regarding the Board of Directors and Corporate Governance” for more information.

Our commitment to good corporate governance is illustrated by the following practices:

●	Board independence (10 out of 11 directors are independent)

●	Independent Board Chair

●	Independent directors regularly meet in executive sessions without management present

●	100% independent Audit, Compensation and Nominating & Governance Committees

●	Board refreshment practices

●	Annual Board and committee self-assessments

●	Strong corporate governance guidelines and policies

●	Board diversity (female and minority directors comprise over 45% of our current Board)

●	Stock ownership guidelines for directors and executive management

●	Well-established Board strategic and risk oversight function

ESG Statement

We aspire to create a world without infectious disease. Guided by science, we relentlessly build on our immunologic expertise and technologies in pursuit of transformative medicines for infectious diseases. Our innovations stem from courage and bold ideas. We approach each day with a sense of optimism and humility, recognizing that our strength resides in the diversity of our journeys and the opportunity to learn from each other.

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Our commitment to Environmental, Social, Governance (ESG) is deeply embedded in our culture and is based on humanitarian principles and practices. We are acutely aware of our interconnectedness, and we take responsibility for doing our part to reduce our impact on the environment, to fostering a diverse and inclusive workforce and to upholding the highest legal, economic and ethical standards.

●	Environment: We recognize the emerging trends of climate change and are dedicated to practices that reduce our environmental impact, such as recycling, reducing waste and saving energy.

●

Social: We fiercely value diversity of thought and are passionately committed to maintaining a diverse and inclusive culture that extends to our patients, communities and collaborators around the world.

●	Governance: We adhere to strong governance practices and hold ourselves accountable to our high ethical standards. We uphold responsible business practices.

Our Director Nominees

Proposal 1 — Election of Directors

Each Class III director nominee is listed below, and you can find additional information in the section titled “Proposal 1—Election of Directors” beginning on page 7.

Name	Age	Director Since	Board Committees
Jeffrey S. Hatfield	64	2020	Nominating and Corporate Governance (Chair) and Audit
Saira Ramasastry	46	2019	Audit (Chair)
George Scangos, Ph.D.	73	2017	—

Executive Compensation Matters

Proposal 2 – Advisory Vote on Executive Compensation

The Board of Directors recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this proxy statement (the “say-on-pay” vote). Detailed information about the compensation paid and awarded to our named executive officers can be found beginning on page 20.

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Highlights of our executive compensation best practices follow.

What We Do	What We Don’t Do

Compensation Committee of Independent Directors	No Guaranteed Compensation

Risk Analysis	No Hedging or Pledging our Common Stock

Multi-Year Vesting	No Tax Reimbursement Payments

Annual Compensation Review	No Special Health or Welfare Benefits and Limited Perquisites

Double-Trigger Change-in-Control	No Special Retirement Benefits

Clawback Policy and Equity Ownership Guidelines

Independent Compensation Consultant

Our Auditors

Proposal 3 – Ratification of Selection of Independent Registered Public Accounting Firm

You are being asked to vote to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Detailed information about this proposal can be found beginning on page 22.

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YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by the Internet or telephone, please refer to your proxy card or Notice of Internet Availability of Proxy Materials. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

VIR BIOTECHNOLOGY, INC.

499 Illinois Street, Suite 500

San Francisco, California 94158

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Vir Biotechnology, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Vir”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. The Annual Meeting will be held virtually on Friday, May 20, 2022, at 11:30 a.m. Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2022 where you will be able to listen to the meeting live, submit questions and vote online. You will need the 16-digit control number included on your Notice or proxy card in order to be able to vote your shares or submit questions via the Internet during the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on April 7, 2022, to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 18, 2022.

Why are we holding a virtual Annual Meeting?

This year we are using a virtual format for our Annual Meeting, which will be conducted via live audio webcast, and online stockholder tools. Due to the ongoing public health impact of the COVID-19 pandemic, we believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world without person-to-person contact, at no cost (other than any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies). A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us during the Annual Meeting so they can ask questions of the Board of Directors or management. During the Annual Meeting, we may answer questions submitted during the Annual Meeting, to the extent relevant to the business of the Annual Meeting, as time permits.

What do I need to do to attend the Annual Meeting?

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/VIR2022. To participate in the Annual

Meeting, you will need the 16-digit control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 11:30 a.m. Pacific Time on May 20, 2022. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 11:15 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 28, 2022, will be entitled to vote at the Annual Meeting. On this record date, there were 132,341,617 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting. If you would like to view the list, please contact our Secretary to make arrangements by calling (415) 906-4324 or writing to him at Attn: Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158. In addition, the list will be available for inspection by stockholders during the Annual Meeting at www.virtualshareholdermeeting.com/VIR2022.

Stockholder of Record: Shares Registered in Your Name

If on March 28, 2022, your shares were registered directly in your name with Vir’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote live online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 28, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares live online during the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1: Election of the Board’s three nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders;

•	Proposal 2: To approve, on an advisory basis, the compensation of our named executive officers; and

•

Proposal 3: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

What is the recommendation of the Board on each of the matters scheduled to be voted on at the Annual Meeting?

The Board recommends that you vote:

•	“FOR” the election of the Board’s three nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders (Proposal 1);

•	On an advisory basis, “FOR” the compensation of our named executive officers (Proposal 2); and

•

“FOR” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 (Proposal 3).

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” any nominee to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote live online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote live online even if you have already voted by proxy.

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To vote live at the Annual Meeting, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2022, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website). You will need the 16-digit control number included on your Notice or proxy card in order to be able to vote your shares during the Annual Meeting.

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To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide your 16-digit control number from your Notice or proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time, on May 19, 2022, to be counted.

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To vote through the Internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your Notice with your smartphone. You will be asked to provide your 16-digit control number from your Notice or proxy card. Your Internet vote must be received by 11:59 p.m., Eastern Time, on May 19, 2022, to be counted.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Vir. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote live online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 28, 2022.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or live online at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange

(“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.

If you are beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director as described in Proposal 1, “For” the approval of the compensation of our named executive officers as described in Proposal 2 and “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, as described in Proposal 3. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 499 Illinois Street, Suite 500, San Francisco, California 94158.

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You may attend and vote online at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke your proxy). Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal (including a director nomination) must be submitted in writing by December 8, 2022, to Attn: Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158.

If you wish to submit a proposal (including a director nomination) at next year’s annual meeting that is not to be included in next year’s proxy materials, you must do so between January 20, 2023 and February 19, 2023. You are also advised to review our Amended and Restated Bylaws (“Bylaws”), which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2 regarding the advisory vote to approve executive compensation, votes “For,” “Against,” abstentions and broker non-votes; and for the proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and Proposal 3 and will have the same effect as “Against” votes in each case. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present by remote communication at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, on an advisory basis, Proposal 2, the advisory vote on the compensation paid to the Company’s named executive officers, must receive “For” votes from the holders of a majority of shares present by remote communication at the Annual Meeting or by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

To be approved, Proposal 3, ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, must receive “For” votes from the holders of a majority of shares present by remote communication at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if applicable, will have no effect. Brokers generally have discretionary authority to vote on the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm, thus we do not expect any broker non-votes on Proposal 3.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present by remote communication at the Annual Meeting or represented by proxy. On the record date, there were 132,341,617 shares outstanding and entitled to vote. Thus, the holders of 66,170,809 shares must be present by remote communication or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote live online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present by remote communication at the Annual Meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who should I contact if I have any questions?

If you have any questions or require any assistance with voting your shares, please contact the bank, broker or other agent holding your shares, or our Investor Relations department at (415) 915-4228 or at ir@vir.bio.

Who do I contact if I experience technical difficulties trying to access or during the Annual Meeting?

If you have technical difficulties when accessing the Annual Meeting, there will be technicians available to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors currently consists of 11 members. There are four directors in Class III, whose term of office expires at the Annual Meeting: Jeffrey S. Hatfield, Dipchand (Deep) Nishar, Saira Ramasastry and George Scangos, Ph.D. Mr. Nishar, Ms. Ramasastry and Dr. Scangos were previously elected to the Board by our stockholders. In connection with the increase in the size of the Board from 10 to 11 members in December 2020, Mr. Hatfield was appointed to the Board by the other then-serving directors. Mr. Nishar will not stand for re-election at the Annual Meeting. The Board of Directors has reduced the size of the Board of Directors to 10 members effective immediately following the completion of Mr. Nishar’s term at the Annual Meeting. Mr. Hatfield, Ms. Ramasastry and Dr. Scangos have been nominated for re-election at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. Mr. Hatfield, Ms. Ramasastry and Dr. Scangos are each current directors and were each recommended for election to the Board as Class III directors at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board. Each nominee for director is to be elected at the Annual Meeting to serve for a three-year term until our 2025 Annual Meeting of Stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. Two of the then-serving directors attended the Company’s 2021 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present by remote communication at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the three nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by the Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. The Nominating and Corporate Governance Committee also seeks to attain diversity and balance among directors of race, gender, geography, thought, viewpoints and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board of Directors. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why they believe a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

The following is a brief biography of each nominee, each director whose term will continue after the Annual Meeting and each of our executive officers.

Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting

Jeffrey S. Hatfield, 64, has served as a member of the Board of Directors since December 2020. Since November 2020, Mr. Hatfield has served as the Chief Executive Officer of Vividion Therapeutics, Inc., a private biotechnology company that was acquired in August 2021 as an arm’s length subsidiary of Bayer Pharmaceuticals, Inc. Previously, he served as Chief Executive Officer of Zafgen, Inc. (“Zafgen”), a clinical-stage biotechnology company, from October 2017 until it merged with Chondrial Therapeutics, Inc. to form Larimar Therapeutics, Inc. in May 2020, and as President and Chief Executive Officer of Vitae Pharmaceuticals, Inc., a clinical-stage biotechnology company, from March 2004 until its acquisition by Allergan plc in October 2016. Prior to working at Vitae Pharmaceuticals, Inc., Mr. Hatfield served in numerous executive capacities at Bristol Meyers Squibb Company, a global biopharmaceutical company (“BMS”), including Senior Vice President of BMS’s Immunology and Virology divisions, President and General Manager of BMS Canada and Head of U.S. Market Access. Mr. Hatfield previously served on the boards of directors of aTyr Pharma, Inc., a biotechnology company, from April 2017 to April 2021, MiRagen Therapeutics, Inc., a biotechnology company, from August 2017 until June 2021 shortly after its acquisition of, and name change to, Viridian Therapeutics in October 2020, Zafgen, prior to its merger with Chondrial Therapeutics, Inc. to form Larimar Therapeutics, Inc. in May 2020, Ambit Biosciences Corporation, a pharmaceutical company, prior to its acquisition by Daiichi Sankyo Company, Ltd. in November 2014, InVivo Therapeutics, Inc., a biotechnology company, from October 2016 to December 2018 and Vitae Pharmaceuticals, Inc., prior to its acquisition by Allergan plc in October 2016 (each a U.S. publicly traded company). He is an adjunct professor and a Dean’s Advisory Board member for Purdue University’s College of Pharmacy and is a Key Advisory Board member for the Harvard Business School’s Blavatnik Fellowship in Life Sciences Entrepreneurship. Mr. Hatfield holds a B.S. in pharmacy from Purdue University’s College of Pharmacy and an M.B.A. from The Wharton School at the University of Pennsylvania.

The Nominating and Corporate Governance Committee and Board of Directors believe Mr. Hatfield is qualified to serve on the Board of Directors due to his extensive experience as an executive officer and board member of numerous biotechnology companies.

Saira Ramasastry, 46, has served as a member of the Board of Directors since September 2019. Ms. Ramasastry has served as Managing Partner of Life Sciences Advisory, LLC since April 2009, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for the life sciences industry. Ms. Ramasastry also serves on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research, and as business and sustainability lead for the European Prevention of Alzheimer’s Dementia and IMI-PEARL consortiums. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Co., Inc., an investment management company, where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions, strategic and capital markets transactions. Prior to joining Merrill Lynch, she served as a financial analyst in the mergers and acquisitions group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the boards of directors of Day One Biopharmaceuticals, Inc., a biotechnology company, Sangamo Therapeutics, Inc*., a biotechnology company, and Akouos, Inc., a precision genetic medicine company (each a U.S. publicly traded company), and Glenmark Pharmaceuticals, Ltd., a pharmaceuticals company (a BSE and NSE-traded public company), and previously served on the boards of directors of Innovate Biopharmaceuticals, Inc., a biotechnology company, from 2018 until its merger with RDD Pharma Ltd. in 2020, Repros Therapeutics Inc., a biopharmaceutical company, from 2013 until it was acquired by Allergan plc in 2018 and Cassava Sciences, Inc., a biopharmaceutical company, from 2013 to 2020 (each a U.S. publicly traded company). Ms. Ramasastry received her B.A. in economics with honors and distinction and an M.S. in management science and engineering from Stanford University as well as an M. Phil. in management studies from the University of Cambridge where she is a guest lecturer for the Bioscience Enterprise Programme and serves on the California regional board of Cambridge in America. Ms. Ramasastry is also a Health Innovator Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network.

The Nominating and Corporate Governance Committee and Board of Directors believe Ms. Ramasastry is qualified to serve on the Board of Directors due to her extensive experience in global healthcare investment banking and strategic advisory consulting in the life sciences industry.

*

On March 28, 2022, Ms. Ramasastry notified Sangamo Therapeutics, Inc. of her decision to not stand for re-election to the Board of Directors and will step down at the 2022 annual meeting of stockholders of Sangamo Therapeutics, Inc.

George Scangos, Ph.D., 73, has served as our President and Chief Executive Officer and as a member of the Board of Directors since January 2017. From July 2010 to December 2016, Dr. Scangos served as Chief Executive Officer and as a member of the board of directors of Biogen Inc., a U.S. publicly traded biopharmaceutical company (“Biogen”). From October 1996 to July 2010, Dr. Scangos served as President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company (“Exelixis”). From 1993 to 1996, Dr. Scangos served as President of Bayer Biotechnology, a biotechnology company, where he was responsible for research, business development, process development, manufacturing, engineering and quality assurance of Bayer Biotechnology’s biological products. Before joining Bayer Biotechnology in 1987, Dr. Scangos was a Professor of Biology at Johns Hopkins University. Dr. Scangos currently serves on the board of directors of Agilent Technologies, Inc., a U.S. publicly traded life sciences, diagnostics and applied chemical analysis company, and previously served on the board of directors of Exelixis from 1996 to 2020. Dr. Scangos served as Chair of

PhRMA in 2016, and as the Chair of the California Healthcare Institute in 2010. He was a member of the board of directors of the Global Alliance for TB Drug Development from 2006 until 2010. Dr. Scangos currently serves on the Board of Trustees of Cornell University and the Board of Overseers of the University of California, San Francisco (“UCSF”). Dr. Scangos received his B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts.

The Nominating and Corporate Governance Committee and Board of Directors believe Dr. Scangos is qualified to serve on the Board of Directors due to his extensive training as a scientist, significant knowledge and experience in the biotechnology, healthcare and pharmaceutical industries and the perspective and experience he brings as our President and Chief Executive Officer.

The Board of Directors Recommends

A Vote “For” Each Named Nominee.

Directors Continuing in Office Until the 2024 Annual Meeting

Robert Nelsen, 58, has served as a member of the Board of Directors since April 2016. Mr. Nelsen co-founded ARCH Venture Partners, L.P., a venture capital firm (“ARCH Venture Partners”), in 1986 and has served as a Managing Director since 1994. Mr. Nelsen has served on the boards of directors of Denali Therapeutics, Inc. since May 2015, Lyell Immunopharma, Inc. since September 2018, Sana Biotechnology, Inc. since October 2018, and Revolution Healthcare Acquisition Corp. since March 2021, each a U.S. publicly traded biotechnology company. Mr. Nelsen has served as the Chairman and as a member of the boards of directors of Hua Medicine, Inc., a drug development company, since April 2010 and Brii Biosciences, Inc., a biotechnology company, since June 2018, each a Hong Kong publicly listed company, and currently serves on the boards of directors of a number of private companies. Mr. Nelsen previously served on the boards of directors of a number of U.S. publicly traded biotechnology companies, including Karuna Therapeutics, Inc. from 2018 to June 2021, Beam Therapeutics, Inc. from 2017 to May 2021, Unity Biotechnology, Inc. from 2011 to December 2020, Agios Pharmaceuticals, Inc. from 2007 to June 2017, Fate Therapeutics, Inc. from 2007 to June 2014, Syros Pharmaceuticals, Inc. from 2012 to June 2018, Sage Therapeutics, Inc. from 2013 to March 2016, Juno Therapeutics, Inc. from 2013 to March 2018 (until it was acquired by Celgene Corporation), Bellerophon Therapeutics, Inc. from 2014 to November 2015, Sienna Biopharmaceuticals, Inc. from 2015 to September 2018 and Gossamer Bio, Inc. from January 2018 to December 2018 (prior to its initial public offering). He previously served as a trustee of the Fred Hutchinson Cancer Research Institute and the Institute for Systems Biology, and was a member of the board of directors of the National Venture Capital Association. Mr. Nelsen received a B.S. from the University of Puget Sound with majors in Economics and Biology and an M.B.A. from the University of Chicago.

The Nominating and Corporate Governance Committee and Board of Directors believe that Mr. Nelsen is qualified to serve on the Board of Directors due to his venture capital experience in the biotechnology industry.

Robert Perez, 57, has served as a member of the Board of Directors since January 2017. Mr. Perez has been an Operating Partner at General Atlantic, a global growth equity firm, since January 2019, the Executive Chairman and member of the board of directors of Akili Interactive Labs, Inc., a private biotechnology company, since 2017, the founder and Chairman of Life Science Cares, a non-profit organization, since 2016, and was the founder and Managing Partner at Vineyard Sound Advisors, LLC, a biopharmaceutical consulting firm, from March 2015 to December 2018. He previously served as Chief Executive Officer of Cubist Pharmaceuticals, Inc. (“Cubist”), a U.S. publicly traded pharmaceutical company, from January 1, 2015 until Cubist was acquired by Merck & Co., Inc. later that month. Mr. Perez joined Cubist in 2003 as Senior Vice President, Sales and Marketing, and served as Executive Vice President and Chief Operating Officer from 2007 to 2012 and President and Chief Operating Officer from 2012 to December 2014. Prior to joining Cubist, Mr. Perez held positions of increasing responsibility at Biogen from 1995 to 2003, most recently as Vice President of Biogen’s CNS business unit. Mr. Perez previously held various sales and marketing positions at Zeneca Pharmaceuticals, a multinational pharmaceutical company. Mr. Perez also currently serves on the board of directors of Immunocore Holdings plc., a U.S. publicly traded biotechnology company, and as a member of the Board of Trustees at the Dana-Farber Cancer Institute, Inc. Mr. Perez served on the boards of directors of Cidara Therapeutics, Inc., a U.S. publicly traded biotechnology company, from March 2015 to June 2018, Flex Pharma, a U.S. publicly traded biotechnology company, from September 2015 to January 2018, Cubist from April 2014 to January 2015, Unum Therapeutics Inc. (now known as Cogent Biosciences, Inc.), a U.S. publicly traded biopharmaceutical company, from March 2018 to June 2019, Zafgen, which merged with Chondrial Therapeutics, Inc. to form Larimar Therapeutics, Inc., from September 2015 to June 2020, AMAG Pharmaceuticals, Inc., a U.S. publicly traded pharmaceutical company which was acquired in November 2020, from February 2009 to November 2020, and Spark

Therapeutics, Inc., a U.S. publicly traded gene therapy company which was acquired in December 2019, from January 2018 to December 2019. Mr. Perez received his B.S. from California State University, Los Angeles and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

The Nominating and Corporate Governance Committee and Board of Directors believe Mr. Perez is qualified to serve on the Board of Directors due to his expertise and experience as an executive in the pharmaceutical industry and his board experience.

Phillip Sharp, Ph.D., 77, has served on the Board of Directors since January 2017. Dr. Sharp has been an institute professor at Massachusetts Institute of Technology (“MIT”) since 1999. Prior to that, he led MIT’s Department of Biology from 1991 to 1999 before assuming the directorship of the McGovern Institute from 2000 to 2004. Much of Dr. Sharp’s scientific work has been conducted at MIT’s Center for Cancer Research (now the Koch Institute), which he joined in 1974 and directed from 1985 to 1991. Dr. Sharp is the winner of the 1993 Nobel Prize in Physiology or Medicine. Dr. Sharp serves on the boards of directors of Alnylam Pharmaceuticals, Inc. and Syros Pharmaceuticals, Inc., each a U.S. publicly traded biopharmaceutical company. From 1982 to 2009, Dr. Sharp served as a director of Biogen, which he co-founded in 1978. Dr. Sharp earned his B.A. from Union College (Kentucky) and his Ph.D. in Chemistry from the University of Illinois, Urbana-Champaign. He completed his postdoctoral training at the California Institute of Technology.

The Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sharp is qualified to serve on the Board of Directors due to his scientific expertise and his experience as a director of publicly traded companies.

Directors Continuing in Office Until the 2023 Annual Meeting

Robert More, 54, has served as a member of the Board of Directors since September 2016. Since October 2016, Mr. More has served as Managing Director of Alta Partners, a venture capital firm. From July 2013 to May 2015, Mr. More served as Senior Advisor for the Bill & Melinda Gates Foundation, a private foundation that supports initiatives in education, world health and reducing poverty, and led its Global Health Venture Initiative. He served as a General Partner of venture capital firms Frazier Healthcare Ventures and Domain Associates from September 2008 to June 2013 and from June 1996 to July 2008, respectively. Mr. More has served on the board of directors of Tyra Biosciences, Inc., a U.S. publicly traded biotechnology company, since 2018. He also currently serves on the boards of directors of the following private biotechnology companies: Affinivax, Inc., eGenesis, Qihan Biotech and Sirenas, LLC, and as an advisor for LiquiGlide, Inc., a private biotechnology company. Mr. More previously served on the boards of directors of the following U.S. publicly traded companies: Achaogen, Inc., a biopharmaceutical company, Neothetics Inc., a pharmaceutical company, Glaukos Corporation, a medical technology company, IntraLase Corp., a medical device company acquired by Advanced Medical Optics in 2007, and Sienna Biopharmaceuticals, Inc., a clinical-stage biopharmaceutical company. He also previously served on the boards of directors of the following private life sciences companies: Carticept Medical, Inc., Cartiva, Inc., ESP Pharma, Inc., Proxima Therapeutics, Inc., NovaCardia, Inc., Esprit Pharma, Inc. and Oceana Therapeutics, Inc. Mr. More was a founding member of the board of directors of the Kauffman Fellows Program and previously served on the boards of directors of One Revolution and The Foundation for Innovative New Diagnostics (FIND). Mr. More currently serves on one of the governing boards of the Biotechnology Innovation Organization (BIO). He received his B.S. in Biology from Middlebury College and an M.B.A. from the Darden School of Business Administration at the University of Virginia.

The Nominating and Corporate Governance Committee and Board of Directors believe that Mr. More is qualified to serve on the Board of Directors due to his experience serving on the Board of Directors of clinical-stage biotechnology companies, his extensive experience as a director of public companies and his investment experience in the life sciences industry.

Janet Napolitano, 64, has served on the Board of Directors since August 2020. Ms. Napolitano served as President of the University of California from September 2013 until her departure in August 2020. Prior to her time serving as the President of the University of California, she served as the U.S. Secretary of Homeland Security from 2009 to 2013, as Governor of the state of Arizona from 2003 to 2009, as Attorney General of Arizona from 1998 to 2003 and as U.S. Attorney for the District of Arizona from 1993 to 1997. In 2010, Ms. Napolitano was awarded the University of Virginia’s Thomas Jefferson Foundation Medal for law. In 2014, Ms. Napolitano was appointed as a tenured faculty member of the University of California Berkeley’s Goldman School of Public Policy. In 2015, Ms. Napolitano was elected to the American Academy of Arts and Sciences, and in 2017, she was inducted into the American Philosophical Association. Ms. Napolitano currently serves on the Council of the American Law Institute and has served on the board of directors of Zoom Video Communications, Inc., a U.S. publicly traded communications technology company, since November 2020 and the Council on Foreign Relations. Ms. Napolitano holds a B.S. in political science (summa cum laude) from Santa Clara University where she was a Truman Scholar and the university’s first female valedictorian and a J.D. from the University of Virginia School of Law.

The Nominating and Corporate Governance Committee and Board of Directors believe Ms. Napolitano is qualified to serve on the Board of Directors due to her extensive leadership experience in running large research institutions and in numerous elected government positions.

Vicki Sato, Ph.D., 73, has served as Chairman of the Board of Directors since December 2016. She was a professor of management practice at Harvard Business School from September 2006 to July 2017 and was a professor in the Department of Molecular and Cell Biology at Harvard University from July 2005 until October 2015. Previously, she served as President of Vertex Pharmaceuticals, Inc. (“Vertex”), a U.S. publicly traded biotechnology company, which she joined in 1992. Prior to becoming President of Vertex, she was the Chief Scientific Officer and Senior Vice President of Research and Development. Prior to joining Vertex, Dr. Sato served as Vice President of Research at Biogen. Dr. Sato serves on the boards of directors of the following U.S. publicly traded companies: Akouos, Inc., a precision genetic medicine company, Allogene Therapeutics, Inc., a biotechnology company, and Denali Therapeutics, Inc. and previously served on the boards of directors of BMS, BorgWarner, Inc., a multinational automotive supplier, Syros Pharmaceutical, a biotechnology company, and PerkinElmer, Inc., a life sciences diagnostics, discovery and analytical solutions company. Dr. Sato received her A.B. in Biology from Radcliffe College and her A.M. and Ph.D. in Biology from Harvard University. She conducted her postdoctoral work at both the University of California, Berkeley and Stanford Medical Center.

The Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sato is qualified to serve on the Board of Directors due to her experience as a senior executive and as a director of several life sciences companies, and because of her knowledge of our industry.

Elliott Sigal, M.D., Ph.D., 70, has served on the Board of Directors since July 2020. Dr. Sigal currently serves as a senior advisor to the healthcare team of the life sciences venture firm New Enterprise Associates and consults for select biopharmaceutical companies. Previously, Dr. Sigal served as Chief Scientific Officer and President of Research & Development of BMS from October 2004 until his retirement in June 2013 and served on the board of directors from March 2011 to June 2013. Dr. Sigal joined BMS in 1997 and held positions of increasing responsibility in drug discovery and development and was a member of the executive committee from September 2001 through June 2013. Prior to BMS, he was Vice President of R&D and Chief Executive Officer for the genomics firm Mercator Genetics Inc. Dr. Sigal has served on the boards of directors for Adaptimmune Therapeutics plc, a U.S. publicly traded clinical-stage biopharmaceutical company, since 2014, Surface Oncology, Inc., a U.S. publicly traded immuno-oncology company, since 2018, Affinia Therapeutics Inc., a private preclinical stage gene therapy company, since 2020 and Tessera Therapeutics, a private biotechnology company, since 2021. In addition, Dr. Sigal co-chairs the Scientific Advisory Board for Amgen Inc., a U.S. publicly traded biopharmaceutical company (“Amgen”), and is a member of the Scientific Steering Committee for the Sean Parker Institute for Cancer Immunology. Dr. Sigal previously served as a director of Spark Therapeutics, Inc. and the Mead Johnson Nutrition Company. Dr. Sigal holds B.S., M.S. and Ph.D. degrees in industrial engineering from Purdue University and an M.D. from the University of Chicago. He completed his training in internal medicine and pulmonary medicine at UCSF. He received his research training at the Cardiovascular Research Institute at UCSF, where he served on the faculty of the UCSF Department of Medicine.

The Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sigal is qualified to serve on the Board of Directors due to his extensive experience in the life sciences industry and his extensive leadership experience.

Executive Officers

Set forth below is biographical information for each of our executive officers other than Dr. Scangos, whose biographical information is set forth above.

Ann (Aine) M. Hanly, Ph.D., 52, has served as our Chief Technology Officer since March 2021. Prior to joining us, Dr. Hanly held various positions at Amgen from February 2012 through March 2021, most recently as the Vice President of Process Development, where she was accountable for clinical manufacturing and global supply of clinical trial materials. During her tenure at Amgen, she led teams enabling the commercialization of Amgen’s pipeline products as well as providing technical support for ongoing commercial manufacturing operations. Prior to Amgen, she was employed by Pfizer, Inc. (formerly Wyeth Pharmaceuticals Inc.), a pharmaceutical company, for more than 10 years, where she held roles of increasing responsibility in analytical research and development, process development, quality and product supply strategy. Dr. Hanly received her B.S. in biological chemistry and a Ph.D. in physical organic chemistry from the University of Ulster,

Northern Ireland. She completed her post-doctoral fellowship at Creighton University School of Medicine before joining the collaborative research wing at Yale University and CuraGen Corporation, a biopharmaceutical development company, as lead scientist studying gene isolation and subsequent confirmation using a variety of molecular biology techniques.

Howard Horn, 44, has served as our Chief Financial Officer since March 2017. Prior to joining us, Mr. Horn served Biogen as its Vice President, Business Planning from June 2015 to October 2016, where he led Biogen’s resource allocation processes across all functions and regions. From October 2013 to June 2015, Mr. Horn served as Biogen’s Vice President, Strategic Corporate Finance, where he led Biogen’s corporate capital allocation processes. Mr. Horn previously held positions of increasing responsibility as a consultant in the Pharmaceutical and Medical Products Practice at McKinsey & Company, a management consulting company, from 2004 to 2013, and as an equity research analyst in the Life Sciences group at UBS Group AG, an investment banking firm, from 1999 to 2002. Mr. Horn received his B.A. in Economics from Princeton University and his M.B.A. from the Wharton School of the University of Pennsylvania.

Phillip Pang, M.D., Ph.D., 47, has served as our Chief Medical Officer since December 2018. Prior to that, Dr. Pang served as our Senior Vice President, Development from September 2017 to December 2018. From December 2016 to September 2017, Dr. Pang served as our Vice President, Clinical. From January 2016 to December 2016, Dr. Pang served as Chief Medical Officer of Riboscience LLC, a biotech startup focused on developing small molecule antivirals, where he oversaw both pre-clinical and clinical development. From May 2011 to November 2015, he worked as Program Lead at Gilead Sciences, Inc., a biopharmaceutical company, where his responsibilities included, among other things, leading a large matrix team responsible for worldwide approval of a hepatitis C treatment. Dr. Pang received his B.S. in Biological Sciences from Stanford University, his Ph.D. in Biochemistry and Biophysics from Columbia University and his M.D. from Columbia University Vagelos College of Physicians and Surgeons.

Steven Rice, 62 has served as our Chief Administrative Officer since August 2020. Mr. Rice is responsible for human resources, legal, information technology, facilities and employee communications. Mr. Rice held the Chief Human Resources Officer position since joining the Company in September 2019. Prior to joining us, Mr. Rice was the Chief Human Resources Officer for the Bill & Melinda Gates Foundation from May 2015 to May 2019 where he led human resources, facilities, events and travel. Prior to the Bill & Melinda Gates Foundation, Mr. Rice was the Executive Vice President of global human resources at Juniper Networks, Inc., a technology company, from February 2006 to May 2015. Mr. Rice also chaired Juniper Networks’ Corporate Foundation. Additionally, Mr. Rice held several human resources leadership positions at Hewlett-Packard Company, a computer hardware company, from 1981 to 2006, including Vice President of Human Resources Global Operations. Mr. Rice received his A.A. in business administration and management from De Anza College.

Herbert (Skip) Virgin, M.D., Ph.D., 66, has served as our Executive Vice President of Research and Chief Scientific Officer since January 2018. From July 1990 to February 2019, Dr. Virgin was a full-time member of the faculty of Washington University School of Medicine, St. Louis, Missouri. At Washington University School of Medicine, he served as the Edward Mallinckrodt Professor and Chair of the Department of Pathology & Immunology from 2006 until 2017. He maintains an association with Washington University as a non-tenured faculty member and currently serves as an Adjunct Professor of Internal Medicine at University of Texas Southwestern Medical Center. Earlier in his career, Dr. Virgin trained in internal medicine at Brigham and Women’s Hospital in Boston and in infectious diseases at Barnes Hospital in St. Louis. He is a member of the American Society for Clinical Investigation, the Association of American Physicians, the American Academy of Microbiology and the National Academy of Sciences. Dr. Virgin previously served on the Board of Reviewing Editors of Science and the Editorial Boards of Cell and Cell Host and Microbe. Dr. Virgin received his A.B. in Biology, his M.D. and his Ph.D. in Immunology from Harvard University and Harvard Medical School.

Johanna Friedl-Naderer, 54, has served as our Executive Vice President and Chief Operating Officer since April 2022 and served as our Executive Vice President and Chief Business Officer, Global from March 2022 to April 2022. As our Chief Operating Officer, Ms. Friedl-Naderer is responsible for business development, finance, product development/regulatory and corporate affairs. Prior to joining us, Ms. Friedl-Naderer held various positions at Biogen from February 2001 to March 2022, most recently serving as President of Europe, Canada & Partner Markets at Biogen and as a member of Biogen’s Global Leadership Team, where she was fully responsible for the regional P&L and working on global commercial aspects of the business including strategy, planning and execution. During her more than 20-year tenure at Biogen, she held positions of increasing responsibility across a wide range of functions, building and leading teams in advancing access to medicines for the treatment of neurological conditions, including multiple sclerosis, spinal muscular atrophy, amyotrophic lateral sclerosis and Alzheimer’s disease. Ms. Friedl-Naderer has also served on several boards of directors, including the boards of directors of the European Federation of Pharmaceutical Industries & Associations (EFPIA), the Swiss-American Chamber of Commerce, Interpharma and the council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA).

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, senior management and our independent registered public accounting firm, the Board has affirmatively determined that all of our current directors other than Dr. Scangos are, independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors, other than Dr. Scangos, had a material or other disqualifying relationship with us.

Board Leadership Structure

The Board has an independent chair, Dr. Sato, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Board chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Board chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the interests of our stockholders. As a result, we believe that having an independent Board chair can enhance the effectiveness of the Board as a whole.

Board Qualifications

Experience and Expertise: The Board is responsible for overseeing our business consistent with their fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. We believe the Board of Directors is well-rounded, with a balance of relevant perspectives and experience.

Diversity: We strive to achieve diversity in the broadest sense, including persons diverse in geography, gender, ethnicity, age and experiences. The overall diversity is an important consideration in the director selection and nomination process. The Nominating and Corporate Governance Committee assesses diversity in connection with the annual nomination process as well as in new director searches. Our 11 directors’ range in age from 46 to 77 and include 3 women and 4 minorities.

Board Diversity Matrix (As of April 7, 2022)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	1	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

Character: Board members should possess the personal attributes necessary to be an effective director, including unquestioned integrity, sound judgment, a collaborative spirit and commitment to the Company, our stockholders and other constituencies.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. The Audit Committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our guidelines and policies with respect to financial risk management, financial risk assessment and assessment of brand and reputational risks including our major financial risk exposures and the steps taken by management to monitor and control these exposures. In addition, the Audit Committee considers management risks relating to data privacy, technology and information and cyber security, including (i) the potential impact of those exposures on our business, financial results, operations and reputation, (ii) the steps management has taken to monitor and mitigate such exposures, (iii) our information governance policies and programs and (iv) major legislative and regulatory developments that could materially impact our privacy and data security risk exposure. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also oversees and reviews with management our major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, including our procedures and any related policies with respect to risk assessment and risk management. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. In connection with its reviews of our operations and corporate functions, the Board addresses the primary risks associated with those operations and corporate functions. In addition, the Board reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. The Board also reviews the Company’s ESG policies, goals and programs, including the Company’s progress toward achieving those goals. The Board has adopted an ESG Statement that is available to stockholders on our website at www.vir.bio. The Compensation Committee oversees the development, implementation, and effectiveness of the Company’s practices, policies and strategies relating to human capital management regarding matters such as recruiting, selection, talent development and diversity, equity and inclusion. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

As a result of the COVID-19 pandemic, we have and may in the future experience disruptions that could severely impact our business, preclinical studies and clinical trials. Given the evolving nature of the pandemic, our senior management and the Board of Directors are communicating more frequently to monitor potential business impacts and future strategic planning.

Meetings of the Board of Directors

The Board of Directors met seven times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee. The following table provides membership and meeting information for 2021 for each of the foregoing Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance		Science and Technology
Vicki Sato, Ph.D.					X	*	X
George Scangos, Ph.D.							X
Jeffrey S. Hatfield	X
Robert More	X		X	*
Janet Napolitano					X
Robert Nelsen					X
Dipchand (Deep) Nishar					X
Robert Perez	X		X
Saira Ramasastry	X	*
Phillip Sharp, Ph.D.			X				X
Elliott Sigal, M.D., Ph.D.			X				X	*
Total meetings in 2021	5		6		3		4

*         Committee Chairperson

The Board of Directors has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee for 2022 meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment.

Below is a description of each committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee is responsible for assisting the Board of Directors in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent registered public accounting firm and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee evaluates the performance of our independent registered public accounting firm and assesses its qualifications, and monitors the rotation of the partners on our audit engagement team. The Audit Committee may also pre-approve engagements of our independent registered public accounting firm to perform any proposed permissible non-audit services, and the terms of such services. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The Audit Committee is composed of four directors: Ms. Ramasastry, Mr. Hatfield, Mr. More and Mr. Perez. Ms. Ramasastry serves as the chair of the Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.vir.bio.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Ms. Ramasastry and Mr. More each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Ramasastry’s and Mr. More’s level of knowledge and experience based on a number of factors, including their respective formal education and experience in financial and executive roles.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021, with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) as outlined in Auditing Standard 1301, Communications with Audit Committees, and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Audit Committee

Ms. Saira Ramasastry (Chair)

Mr. Jeffrey S. Hatfield

Mr. Robert More

Mr. Robert Perez

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

In 2021, the Compensation Committee was composed of four directors: Mr. More, Mr. Perez, Dr. Sharp and Dr. Sigal. On February 25, 2022, the Compensation Committee was reconstituted, and the current members of the Compensation Committee are: Mr. More, Ms. Napolitano, Dr. Sharp and Dr. Sigal. Mr. More serves as the chair of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.vir.bio.

The functions of the Compensation Committee include, among other things, approval of our compensation objectives and the compensation of the Chief Executive Officer. The Compensation Committee also approves, or recommends to the Board of Directors for approval, the compensation of other executives. In addition, the Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Semler Brossy Consulting Group (“Semler Brossy”), the Compensation Committee’s independent compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to approve any such consultant’s or advisor’s reasonable fees and other retention terms.

Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors makes recommendations regarding corporate governance, the composition of the Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for developing and recommending corporate governance guidelines to the Board of Directors.

In 2021, the Nominating and Corporate Governance Committee was composed of four directors: Dr. Sato, Ms. Napolitano, Mr. Nelsen and Mr. Nishar, and Dr. Sato served as the chair of the Nominating and Corporate Governance Committee. On February 25, 2022, the Nominating and Corporate Governance Committee was reconstituted, and the current members of the Nominating and Corporate Governance Committee are: Mr. Hatfield, Mr. Nelsen, Mr. Nishar and Dr. Sato. Mr. Hatfield serves as the chair of the Nominating and Corporate Governance Committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and understand our industry as well as having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management; having sufficient time to devote to our affairs; demonstrating excellence in his or her field; having the ability to exercise sound business judgment; having experience as a board member or executive officer of another publicly held company; having a diverse personal background, perspective and experience; requirements of applicable law; and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time, subject to Board approval. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, using search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee’s priority in selecting board members is identification of persons who will further the interests of the Company through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to our growth strategy.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by providing timely notice in writing to our Secretary at c/o Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158. To be timely, we must receive the notice no later than February 19, 2023, and no earlier than January 20, 2023; provided, however, that in the event that the date of the annual meeting is earlier than April 20, 2023 or later than June 19, 2023, we must receive the stockholder’s notice (i) no earlier than the close of business on the 120th day prior to the proposed date of the annual meeting and (ii) no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Submissions must include the specific information required in Section 5 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.

The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.vir.bio.

Science and Technology Committee

The Science and Technology Committee is responsible for, among other things: (i) overseeing our scientific advisory board and (ii) reviewing and advising the Board on the Science and Technology Committee’s view of our technologies, research and development activities (including our product discovery and preclinical and clinical development programs) and relevant science. The current members of the Science and Technology Committee are Drs. Sato, Scangos, Sharp and Sigal. Dr. Sigal serves as the chair of the Science and Technology Committee.

Stockholder Communications with the Board of Directors

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Attn: Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations).

Code of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.vir.bio. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other things, board composition and selection, including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and board committees and compensation. The Corporate Governance Guidelines are available on our website www.vir.bio.

Hedging Policy

Our Insider Trading Policy prohibits our employees, directors and designated consultants from engaging in “hedging”, pledging our securities as collateral for a loan or other monetization transactions with respect to our common stock or borrowing against our common stock.

Clawback Policy

In March 2022, upon the recommendation of the Compensation Committee, the Board of Directors adopted a clawback policy that covers cash and equity incentive-based compensation paid to our executive officers, including our chief executive officer and our chief financial officer and principal accounting officer. The policy provides that if (i) we are required to prepare an accounting restatement for periods that end on or after the effective date of the policy and (ii) the Board determines that a current or former executive officer’s act or omission contributed to the circumstances requiring the restatement, and such executive officer’s actions involved either intentional misconduct or an intentional violation of our rules or any applicable legal or regulatory requirement or fraud in the course of such executive officer’s employment with us, we will use reasonable efforts to recover from such executive officer all or a portion of any incentive-based compensation received by such executive officer in excess of what would have been paid to such executive officer under the restated financial statements during the three-year period preceding the date on which we are required to prepare the restatement.

Equity Ownership Guidelines

In March 2022, upon the recommendation of the Compensation Committee, the Board of Directors adopted equity ownership guidelines applicable to our non-employee directors and our executive officers to further align the interests of our leadership with those of our stockholders. The equity ownership guidelines require that: (i) our chief executive officer hold shares of common stock equal to the lesser of such number of shares with a fair market value of at least four times his annual base salary and 100,000 shares, (ii) each of our other executive officers hold shares of common stock equal to the lesser of such number of shares with a fair market value of at least his or her annual base salary and 25,000 shares and (iii) each of our non-employee directors hold shares of common stock equal to the lesser of such number of shares with a fair market value of at least three times the cash portion of his or her annual retainer and 5,000 shares. Covered individuals serving on the date of initial adoption of the equity ownership guidelines have until June 30, 2027 to achieve compliance with the guidelines and newly appointed or elected persons will have five years from the date of hire, promotion or initial election, as applicable. The following forms of equity will count toward the ownership guidelines: shares owned outright and any shares underlying vested equity grants or account balances under share-based compensation plans.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Compensation” section of this proxy statement describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board of Directors with respect to the fiscal year ended December 31, 2021. Highlights of our 2021 executive compensation program include the following:

•

Moderate salary increases: 3.0% increases to base salary for all named executive officers other than our chief executive officer, who received a 5.5% increase after considering performance and peer market data. See “Executive Compensation—Compensation Discussion & Analysis—Annual Base Salary” for further information.

•

Payout of 140% of target in short-term corporate incentive plan: In determining 2021 payouts for our named executive officers, the Compensation Committee reviewed numerous factors relating to both corporate performance and individual performance against the goals and priorities for the year. See “Executive Compensation—Compensation Discussion & Analysis—Short-Term Corporate Incentive Plan” for further information.

•

Formally introduced annual equity awards: In 2021, the Compensation Committee introduced annual equity awards to be granted in the first quarter of each year. Equity award sizes are determined based on a variety of factors, including the Compensation Committee’s review of competitive market analysis, current equity holdings and individual performance. In prior years, equity awards were granted at the discretion of the Compensation Committee. See “Executive Compensation—Compensation Discussion & Analysis—Long-Term Incentive Compensation” for further information.

•

Introduced RSUs to equity mix: In 2021, we introduced restricted stock units (“RSUs”) into our annual and new hire equity awards alongside our stock option awards. We believe that RSUs help promote multi-year retention and are aligned with long-term stockholder interests. The majority of our annual equity mix remains in stock options, which we view as a performance-oriented equity vehicle since value is only delivered to our named executive officers when our stock price increases above the grant date price. Annual stock option grants in 2021 were made at an exercise price of $67.38 per share.

•

Significant portion of compensation tied to corporate performance: The majority of each named executive officer’s pay is “at-risk” and is tied to corporate performance, whether through our short-term corporate incentive plan, which is tied to short-term objectives, or through equity-based compensation, which is tied to the long-term performance of the Company.

As we describe in the Compensation Discussion & Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board of Directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

The Board of Directors is asking stockholders to approve a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof) or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, the Compensation Committee and the Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of the holders of a majority of the shares present by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors Recommends

A Vote “For” Proposal 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2021 and 2020, by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended
	2021	2020
	(in thousands)
Fee Category
Audit fees(1)	$2,017	$1,943
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	—	1

Total fees	$2,017	$1,944

(1)

Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, quarterly reviews and services associated with SEC registration statements and other documents.

(2)	Ernst & Young LLP did not provide any Audit-related services in 2021 and 2020.
(3)	Ernst & Young LLP did not provide any tax services during 2021 and 2020.
(4)	All other fees consist of a subscription to Ernst & Young Atlas Online, a proprietary knowledge management and research system. There were no such fees incurred in 2021.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures.

The Audit Committee pre-approves all audit and non-audit services provided by Ernst & Young LLP before it is engaged by us to render non-audit services to ensure that the provision of these services does not impair the auditor’s independence. The non-audit services may include audit-related services, tax services and other non-audit services.

The pre-approval requirement set forth above does not apply with respect to non-audit services if:

•	all such services do not, in the aggregate, amount to more than 5% of the total fees paid by us to Ernst & Young LLP during the fiscal year in which the services are provided;

•	such services were not recognized as non-audit services at the time of the relevant engagement; and

•

such services are promptly brought to the attention of and approved by the Audit Committee (or its delegate) prior to the completion of the annual audit. The Audit Committee elected to delegate pre-approval authority to the chair of the Audit Committee to approve any one or more individual permitted non-audit services for which estimated fees do not exceed $100,000 as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any services that would exceed such limits should be pre-approved by the full Audit Committee. The chair shall report any pre-approval granted at the next scheduled meeting of the Audit Committee.

The Board of Directors Recommends

A Vote “For” Proposal 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 28, 2022, by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock.

The table is based upon information supplied by our officers, directors and principal stockholders, Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 132,341,617 shares outstanding on March 28, 2022, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following March 28, 2022. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158.

Name of Beneficial Owner	Number of shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders
Entities affiliated with ARCH Venture Partners(1)	18,916,663	14.3%
SVF Endurance (Cayman) Ltd.(2)	22,216,644	16.8%
Glaxo Group Limited(3)	8,550,954	6.5%
The Vanguard Group(4)	7,330,131	5.5%

Named Executive Officers and Directors
George Scangos, Ph.D.(5)	6,252,706	4.7%
Howard Horn(6)	302,767	*
Phillip Pang, M.D., Ph.D.(7)	215,524	*
Herbert (Skip) Virgin, M.D., Ph.D.(8)	415,605	*
Ann (Aine) Hanly, Ph.D.(9)	24,362	*
Vicki Sato, Ph.D.(10)	1,791,868	1.4%
Jeffrey S. Hatfield(11)	32,079	*
Robert More(12)	553,244	*
Janet Napolitano(13)	25,584	*
Robert Nelsen(14)	19,195,842	14.5%
Dipchand (Deep) Nishar(15)	35,007	*
Robert Perez(16)	96,201	*
Saira Ramasastry(17)	75,976	*
Phillip Sharp, Ph.D.(18)	318,704	*
Elliott Sigal, M.D., Ph.D.(19)	27,473	*
All current executive officers and directors as a group (17 persons)(20)	29,672,893	22.4%

*	Represents beneficial ownership of less than 1%.
(1)

Based solely on information as of December 31, 2021, contained in a Schedule 13D/A filed with the SEC by ARCH Venture Fund IX, L.P. on January 10, 2022. Consists of (i) 8,239,380 shares of common stock held by ARCH Venture Fund IX, L.P. (“ARCH IX”) and (ii) 10,677,283 shares of common stock held by ARCH Venture Fund IX Overage, L.P. (“ARCH Overage”). ARCH Venture Partners IX, L.P. (“ARCH IX LP”), as the sole general partner of ARCH IX, may be deemed to beneficially own certain of the shares held by ARCH IX. ARCH IX LP disclaims beneficial ownership of all shares held by ARCH IX. ARCH Venture Partners IX Overage, L.P. (“ARCH IX Overage LP”), as the sole general partner of ARCH Overage, may be deemed to beneficially own certain of the shares held by ARCH Overage. ARCH IX Overage LP disclaims beneficial ownership of all shares held by ARCH Overage. ARCH Venture Partners IX, LLC (“ARCH IX LLC”), as the sole general partner of ARCH IX LP and ARCH IX Overage LP, may be deemed to beneficially own the shares held by ARCH IX and ARCH Overage. ARCH IX LLC disclaims beneficial ownership of all shares held by ARCH IX and ARCH Overage. As managing directors of ARCH IX LLC, each of Keith Crandell, Clinton Bybee, and Mr. Nelsen (a member of the Board of Directors) (collectively the “ARCH Managing Directors”) may be deemed to share voting and investment power over, and therefore to beneficially own, the shares held by ARCH IX and ARCH Overage. The ARCH Managing Directors disclaim beneficial ownership of all shares held by ARCH IX and ARCH Overage. The address of each of ARCH, ARCH IX, ARCH Overage, ARCH IX LP, ARCH IX Overage LP, ARCH IX LLC and the ARCH Managing Directors is 8755 West Higgins Road, Suite 1025, Chicago, Illinois 60631.
(2)

Based solely on information as of December 20, 2021, contained in a Form 4 filed with the SEC by SVF Endurance (Cayman) Ltd. (“SVF Endurance”) on December 22, 2021. Consists of 22,216,644 shares of common stock held by SVF Endurance. SVF Endurance is a wholly-owned subsidiary of SoftBank Vision Fund (AIV M1) L.P. (“SVF”). SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing SVF in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SVF, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SVF’s investments. The address of SVF Victory is c/o Walkers Corp Ltd., 190 Elgin Avenue, Georgetown E9, Grand Cayman KY1-9008.

(3)

Based solely on information as of December 31, 2021, contained in a Schedule 13G/A filed with the SEC by GlaxoSmithKline plc on February 10, 2022. Consists of 8,550,954 shares held by Glaxo Group Limited, an indirect wholly-owned subsidiary of GlaxoSmithKline plc. The address of GlaxoSmithKline plc is 980 Great West Road, Brentford, Middlesex TW8 9GS England.

(4)

Based solely on information as of December 31, 2021, contained in a Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2022. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)

Consists of (i) 29,739 shares of common stock held directly by Dr. Scangos, (ii) 3,598,559 shares of common stock held in the name of the Scangos-Wilson Family Trust, dated May 12, 2011, of which Dr. Scangos and his spouse are trustees, (iii) 115,000 shares of common stock held in the name of the Scangos 2018 Grandchildren’s Trust, of which Dr. Scangos and his spouse are trustees, (iv) 61,660 shares of common stock held in the name of the George A. Scangos and Leslie S. Wilson, as trustees of the Jennifer Scangos 2018 Exempt Trust, dated August 30, 2018, of which Dr. Scangos and his spouse are trustees, (v) 877,135 shares of common stock held in the name of George A. Scangos and Leslie S. Wilson, as trustees of the Jennifer Scangos 2018 Non-Exempt Trust, dated August 30, 2018, of which Dr. Scangos and his spouse are trustees, (vi) 61,660 shares of common stock held in the name of George A. Scangos and Leslie S. Wilson, as trustees of the Katherine Scangos 2018 Exempt Trust, dated August 30, 2018, of which Dr. Scangos and his spouse are trustees, (vii) 877,135 shares of common stock held in the name of George A. Scangos and Leslie S. Wilson, as trustees of the Katherine Scangos 2018 Non-Exempt Trust, dated August 30, 2018, of which Dr. Scangos and his spouse are trustees and (viii) 631,818 shares of common stock issuable upon exercise of stock options held by Dr. Scangos that are exercisable within 60 days of March 28, 2022.

(6)

Consists of (i) 181,634 shares of common stock directly held by Mr. Horn and (ii) 121,133 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Horn that are exercisable within 60 days of March 28, 2022.

(7)

Consists of (i) 65,768 shares of common stock directly held by Dr. Pang and (ii) 149,756 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Pang that are exercisable within 60 days of March 28, 2022.

(8)

Consists of (i) 91,907 shares of common stock directly held by Dr. Virgin and (ii) 323,698 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Virgin that are exercisable within 60 days of March 28, 2022.

(9)

Consists of (i) 611.52 shares of common stock directly held by Dr. Hanly and (ii) 23,750 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Hanly that are exercisable within 60 days of March 28, 2022.

(10)

Consists of (i) 1,535,919 shares of common stock directly held by Dr. Sato and (ii) 255,949 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Sato that are exercisable within 60 days of March 28, 2022.

(11)	Consists of 32,079 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Hatfield that are exercisable within 60 days of March 28, 2022.
(12)

Consists of (i) 486,111 shares of common stock held by Alta Partners NextGen Fund I, L.P. (“APNG I”), (ii) 32,656 shares of common stock held directly by Mr. More and (iii) 34,477 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. More that are exercisable within 60 days of March 28, 2022. The shares directly held by APNG I are indirectly held by Alta Partners NextGen Fund I Management, LLC (“APNG I Management”), which is the general partner of APNG I. The individual managing directors of APNG I Management are Mr. More, Peter Hudson and Daniel Janney. The managing directors of APNG I Management exercise sole voting and investment control with respect to the shares held by APNG I. The individual managing directors of APNG I Management disclaim beneficial ownership of all shares held by APNG I, except to the extent of their pecuniary interests therein.

(13)	Consists of 25,584 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Ms. Napolitano that are exercisable within 60 days of March 28, 2022.
(14)

Consists of (i) the shares held by ARCH IX and ARCH Overage disclosed in footnote (1) above, (ii) 244,172 shares of common stock held directly by Mr. Nelsen and (iii) 35,007 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Nelsen that are exercisable within 60 days of March 28, 2022. Mr. Nelsen is a managing director of ARCH IX LLC and may be deemed to beneficially own the shares held by ARCH IX and ARCH Overage as disclosed in footnote (1).

(15)	Consists of 35,007 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Nishar that are exercisable within 60 days of March 28, 2022.
(16)	Consists of 96,201 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Perez that are exercisable within 60 days of March 28, 2022.
(17)	Consists of 75,976 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Ms. Ramasastry that are exercisable within 60 days of March 28, 2022.
(18)

Consists of (i) 105,368 shares of common stock held directly by Dr. Sharp, (ii) 44,444 shares of common stock held in the name of Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Christine Carey, of which Dr. Sharp is trustee, (iii) 44,444 shares of common stock held in the name of Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Helena Sharp, of which Dr. Sharp is trustee, (iv) 44,444 shares of common stock held in the name of Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Sarah Brokaw, of which Dr. Sharp is trustee and (v) 80,004 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Sharp that are exercisable within 60 days of March 28, 2022.
(19)	Consists of 27,473 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Sigal that are exercisable within 60 days of March 28, 2022.
(20)

Includes the shares described in notes (5) through (19) and shares held or stock issuable upon exercise of stock options that are exercisable within 60 days of March 28, 2022, by executive officers who are not named in the table above.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one Form 4 report covering one transaction was filed late for Mr. More due to an administrative oversight.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation philosophy, policies and programs underlying our executive compensation decisions in 2021. This section provides a narrative overview of the factors relevant to these decisions and how compensation is awarded to our named executive officers (our “NEOs”) for the fiscal year ended December 31, 2021, which consist of the following executives:

•	George Scangos, Ph.D., our President and Chief Executive Officer (the “CEO”)

•	Howard Horn, our Chief Financial Officer

•	Phillip Pang, M.D., our Chief Medical Officer

•	Herbert (Skip) Virgin, M.D., Ph.D., our EVP, Research and Chief Scientific Officer

•	Ann (Aine) Hanly, Ph.D., our Chief Technology Officer*

*	Dr. Hanly was appointed as our Chief Technology Officer effective March 29, 2021.

Executive Summary

We are a commercial-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Infectious diseases are among the leading causes of death worldwide and can cause trillions of dollars of direct and indirect economic burden each year as evidenced by the coronavirus disease 2019 (“COVID-19”) pandemic.

Our current pipeline consists of sotrovimab (previously VIR-7831; and where marketing authorization has been granted, marketed under the brand name Xevudy®) and other product candidates targeting COVID-19, hepatitis B virus (“HBV”), influenza A virus and human immunodeficiency virus (“HIV”). We have assembled four technology platforms, focused on antibodies, T cells, innate immunity and small interfering ribonucleic acid through internal development, collaborations and acquisitions. We have built an industry-leading team that has deep experience in immunology, infectious diseases and product development and commercialization. Given the global impact of infectious diseases, we are committed to developing cost-effective treatments that can be delivered at scale.

During 2021 we rapidly responded to the COVID-19 pandemic and achieved several important business milestones and patient outcomes, including but not limited to the following:

Delivered sotrovimab to patients around the world.

•	>750,000 doses sold, ~90% delivered, $917.2 million of sotrovimab collaboration revenue recognized

•	Intramuscular administration trial achieved primary endpoint

•	Stood up to Omicron and other tested variants

Extended our leadership in HBV functional cure development.

•	Shared important new mono and combination therapy clinical data

•	Started three new Phase 2 combination trials

Expanded our existing collaboration with Glaxo Wellcome UK Limited and GlaxoSmithKline Biologicals S.A. (individually and collectively referred to as “GSK”) to include flu and other respiratory diseases.

Initiated our first HIV trial using novel human cytomegalovirus vaccine platform.

2021 Executive Compensation Highlights

Our executive compensation program is designed to enable us to attract and retain the top talent necessary for the success of our long-term business strategy. Each year we review our current compensation practices to ensure that they remain fair yet competitive. The highlights of our 2021 executive compensation program are as follows:

•

Moderate salary increases: 3.0% increases to base salary for all NEOs other than the CEO, who received a 5.5% increase after considering performance and peer market data. See the section entitled “—Annual Base Salary” below for further information.

•

Payout of 140% of target in short-term corporate incentive plan: In determining 2021 payouts for our NEOs, the Compensation Committee reviewed numerous factors relating to both corporate performance and individual performance against the goals and priorities for the year. See the section entitled “—Short-Term Corporate Incentive Plan” below for further information.

•

Formally introduced annual equity awards: In 2021, the Compensation Committee introduced annual equity awards to be granted in the first quarter of each year. Equity award sizes are determined based on a variety of factors, including the Compensation Committee’s review of competitive market analysis, current equity holdings and individual performance. In prior years, equity awards were granted at the discretion of the Compensation Committee. See the section entitled “—Long-Term Incentive Compensation” below for further information.

•

Introduced RSUs to equity mix: In 2021, we introduced RSUs into our annual and new hire equity awards alongside our stock option awards. We believe that RSUs help promote multi-year retention and are aligned with long-term stockholder interests. The majority of our annual equity mix remains in stock options, which we view as a performance-oriented equity vehicle since value is only delivered to our NEOs when our stock price increases above the grant date price. Annual stock option grants in 2021 were made at an exercise price of $67.38 per share.

•

Significant portion of compensation tied to corporate performance: The majority of each NEO’s pay is “at-risk” and is tied to corporate performance, whether through our short-term corporate incentive plan, which is tied to short-term objectives, or through equity-based compensation, which is tied to the long-term performance of the Company.

2021 Executive Compensation Policies and Practices

What We Do	What We Don’t Do

Compensation Committee of Independent Directors: The Compensation Committee is entirely composed of independent directors.	No Guaranteed Compensation: Although we have signed employment letter agreements with each of our NEOs, these agreements provide for “at will” employment, and none of these employment letter agreements provide any guarantees relating to base salary increases or the amounts of any annual incentive awards or long-term equity awards.
Risk Analysis: We review the structure of our executive compensation program to minimize the risk of inappropriate risk-taking by our executive officers.	No Hedging or Pledging our Common Stock: Our Insider Trading Policy prohibits employees, directors and designated consultants from engaging in hedging or pledging our common stock as collateral for a loan, or other monetization transactions with respect to our common stock or borrowing against our common stock.
Multi-Year Vesting: Equity awards granted to our NEOs in 2021 vest over a four-year period.	We do not provide tax reimbursement payments (including “gross-ups”) on perquisites or other personal benefits, other than for qualified relocation expenses, in-line with our standard policy for newly hired employees

What We Do	What We Don’t Do
Annual compensation review: The Compensation Committee undertakes a comprehensive review of compensation of our executives, including our NEOs, on an annual basis.	No Special Health or Welfare Benefits and Limited Perquisites: Our NEOs participate in our broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time salaried employees. We generally do not provide perquisites or personal benefits to our NEOs, except in limited circumstances.
Double-Trigger Change-in-Control: Our change in control and severance benefit plan requires a double-trigger condition prior to awarding our executives with enhanced severance compensation and benefits (including the acceleration of equity awards).	No Special Retirement Benefits: We do not provide pension arrangements or post-retirement health coverage for our NEOs or employees. Our NEOs and other U.S.-based employees are eligible to participate in our 401(k) plan.
Clawback Policy and Equity Ownership Guidelines: Beginning in 2022 we expanded our clawback policy and adopted equity ownership guidelines consistent with the broader market in response to feedback from our stockholders.
Independent Compensation Consultant: The Compensation Committee engages its own compensation consultant and reviews its independence from management on an annual basis.

Executive Compensation Philosophy and Overview

Our executive compensation program is designed to enable us to attract and retain outstanding talent, to motivate management to achieve the Company’s critical priorities, and to align management’s incentives with the long-term interests of our stockholders. In line with this philosophy, our executive compensation program consists of three primary elements:

•	Base salary

•	Short-term cash incentive

•	Long-term equity incentive

The Compensation Committee believes that these three elements – balancing the portion of “base” and “at risk” compensation—serve to both compensate management for their service and align their interests with those of our stockholders. Though the Compensation Committee has not adopted any formal policies or guidelines that dictate the allocation of compensation between these elements, the Compensation Committee reviews executive compensation annually to ensure both pay levels and mix remain competitive and allow us to recruit and retain the caliber of executive officers necessary to fulfill our critical mission of creating a world without infectious disease.

Process of Setting Executive Compensation

Role of the Compensation Committee and the Board

Each year the Compensation Committee reviews our executive compensation strategy, evaluates and approves our compensation levels and design, assesses the risk profile of our executive incentive programs and evaluates both corporate performance and the individual performance of each NEO.

Specifically, the Compensation Committee meets towards the end of the year to review our NEOs’ pay levels as they relate to the broader market. Official compensation decisions for NEOs are typically made during the first Compensation Committee meeting of the following year. This two-step process gives the Compensation Committee time to thoughtfully determine each NEO’s individual pay elements and target total compensation opportunity.

In determining pay, the Compensation Committee evaluates several factors, including:

•	The Company’s performance during the prior year against corporate goals;

•	Each NEO’s positioning against other similarly situated executives at peer companies given their relative scope of responsibilities, skillset and experience;

•	Each NEO’s individual contributions to our overall performance for the year; and

•	The recommendations of the CEO for NEOs, other than the CEO.

Role of Management

The Compensation Committee works with management, including the CEO, when reviewing and setting executive compensation for all NEOs other than the CEO. Management generally provides information on corporate and individual performance and works with the independent compensation consultant to provide external market compensation data.

The CEO provides recommendations on the compensation packages for our NEOs other than himself as well as input and recommendations regarding individual executive performance. The CEO is also instrumental in developing both our annual and long-term strategic objectives and goals used in our incentive programs, which are reviewed by both the Compensation Committee and the Board, and in providing perspective on our performance against those goals. No NEOs, including the CEO, are involved in their own compensation decisions.

Role of the Independent Compensation Consultant

Since 2019, the Compensation Committee has engaged an independent external consultant, Semler Brossy, to advise on overall compensation matters, including:

•	Guidance and recommendations on the composition of our compensation peer group

•	Market data for analysis and design of the compensation levels of our executive officers and non-employee directors

•	Overall compensation program design

•	Guidance on our compensation philosophy and strategy

•	Input on compensation actions for executive promotions and new hires

•	Input on the Executive Compensation portion of our CD&A

Semler Brossy reports directly to the Compensation Committee and to its Chair. Additionally, Semler Brossy works with management to source market data and to arrive at market benchmarks for NEOs. Each year, the Compensation Committee performs an assessment of Semler Brossy’s independence. In 2021, the Compensation Committee determined that Semler Brossy is independent consistent with the listing standards of the relevant Nasdaq and SEC rules and that Semler Brossy’s engagement does not raise any conflict of interest. During 2021, Semler Brossy did not provide services to the Company other than the services to the Compensation Committee described herein.

Role of Market Data

The Compensation Committee uses competitive market analyses from a group of peer companies as one input for compensation decisions when reviewing executive compensation levels and practices. The Compensation Committee also uses market data from broader Radford Global Life Sciences compensation surveys and their own knowledge and judgement in evaluating market data when making compensation decisions.

With the assistance of its compensation consultant, the Compensation Committee considers several factors when reviewing companies for inclusion; primary factors for consideration are industry (biotechnology and pharmaceuticals), stage of drug development and market valuation. Other key factors considered include similarity of our therapeutic and technological focus, number of employees, breadth of platforms and clinical trials. The following 21 companies were approved in September 2020 and were used for 2021 compensation decisions:

Acceleron Pharma Inc.	CRISPR Therapeutics AG	Moderna, Inc.

Allakos Inc.	Denali Therapeutics Inc.	MyoKardia, Inc.

Allogene Therapeutics, Inc.	Editas Medicine Inc.	Novavax, Inc.

Arrowhead Pharmaceuticals, Inc.	Global Blood Therapeutics, Inc.	Reata Pharmaceuticals, Inc.

Atara Biotherapeutics, Inc.	Inovio Pharmaceuticals, Inc.	REGENXBIO Inc.

Blueprint Medicines Corporation	Intellia Therapeutics, Inc.	Turning Point Therapeutics, Inc.

BridgeBio Pharma, Inc.	Iovance Biotherapeutics, Inc.	Xencor, Inc.

In December 2021, the Compensation Committee approved an updated peer group for 2022 compensation decisions. The Compensation Committee added four biotech companies with similar valuations (Mirati Therapeutics, Inc., Biohaven Pharmaceutical Holding Company Ltd., Ultragenyx Pharmaceutical Inc. and Beam Therapeutics Inc.), removed two others due to too high or low market valuations relative to the Company (Moderna, Inc. and Atara Biotherapeutics, Inc.) and removed one company due to it being acquired (Myokardia, Inc.). Overall, the following group of 22 companies better reflect our market cap (peer group median of $5.4B compared to the Company at $5.6B) and is more heavily weighted towards commercial-stage companies than our prior peer group:

Acceleron Pharma Inc.	BridgeBio Pharma, Inc.	Iovance Biotherapeutics, Inc.

Allakos Inc.	CRISPR Therapeutics AG	Mirati Therapeutics, Inc.

Allogene Therapeutics, Inc.	Denali Therapeutics Inc.	Novavax, Inc.

Arrowhead Pharmaceuticals, Inc.	Editas Medicine Inc.	Reata Pharmaceuticals, Inc.

Beam Therapeutics Inc.	Global Blood Therapeutics, Inc.	REGENXBIO Inc.

Biohaven Pharmaceutical Holding Company Ltd	Inovio Pharmaceuticals, Inc.	Turning Point Therapeutics, Inc.

Blueprint Medicines Corporation	Intellia Therapeutics, Inc.	Ultragenyx Pharmaceutical Inc.

Xencor, Inc.

Stockholder Engagement

The Company is committed to engagement with stockholders. We review any feedback we receive from our stockholders about our executive compensation program to ensure that we understand key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions such as introducing equity ownership guidelines and an expanded clawback policy for 2022.

Executive Compensation Program and Compensation Decisions for the Named Executive Officers

The primary components of our executive compensation program in 2021 were as follows:

Compensation Component	Detail	Rationale
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	The salaries paid to our NEOs are critical to attracting and retaining top talent with demonstrated track records of success.

Compensation Component	Detail	Rationale

Short-Term Corporate Incentive Plan	Performance-based variable cash component based on attainment against pre-established goals and assessment of individual performance.	Annual corporate performance objectives that are intended to be the most significant drivers of our short-term and long-term success.

Option Awards	Performance-based equity awards that provide value to our NEOs with sustained stock price appreciation. Option awards vest over four years, with one-quarter vesting on the first anniversary of grant, then monthly thereafter.	The options align interests with those of our stockholders and will only provide value if the Company’s share price appreciates beyond the grant price.

RSU Awards	Time-based equity awards that vest one-quarter on each of the first four anniversaries of grant.	The RSUs align long-term interests with those of our stockholders. They also provide our NEOs with a more stable and retentive form of equity compensation than options, which are subject to stock price volatility.

Annual Base Salary

The base salaries for our NEOs are designed to provide them with a stable, fixed pay element for their services throughout the year. The Compensation Committee sets the base salary levels with consideration to each NEO’s experience, skills and responsibilities, market data for similar roles at peer companies, the recommendations of the CEO and may also draw upon the experience of members of the Board of Directors and broader market practices and data. The Compensation Committee reviews executive salaries each year – typically in connection with our annual performance review process – adjusting from time to time as appropriate to align with market competitive pay levels, accounting for individual responsibilities, performance and experience.

In February 2021, consistent with the process detailed above, the Compensation Committee reviewed the base salaries of each NEO. At that time, the Compensation Committee decided to increase NEO base salaries (other than the CEO) by 3.0%, consistent with annual merit increases across the rest of the Company. The Compensation Committee decided to increase the CEO’s base salary from $550,000 to $580,000 (+5.5%) to be more in-line with compensation of peer CEOs.

The 2021 base salaries for our NEOs were as follows:

Name	2020 Base Salary	2021 Base Salary	% Increase
George Scangos, Ph.D.	$550,000	$580,000	5.5%
Howard Horn	$450,000	$463,500	3.0%
Phillip Pang, M.D., Ph.D.	$480,000	$494,400	3.0%
Herbert (Skip) Virgin, M.D., Ph.D.	$639,630	$658,819	3.0%
Ann (Aine) Hanly, Ph.D.(1)	—	$445,000	—

(1)	Dr. Hanly was hired on March 29, 2021.

Short-Term Corporate Incentive Plan

Our NEOs are eligible to receive an annual cash incentive based on individual and Company performance, which is designed to incentivize our NEOs to achieve critical short-term goals and to align their payouts with our business strategy.

Each of our NEOs is assigned a target annual incentive opportunity based upon a percentage of his or her base salary with consideration to each NEO’s accountability, scope of responsibilities and potential impact on our performance. Based on the recommendations of the Compensation Committee, the Board approved each NEO’s target bonus for 2021. The opportunities, expressed as a percentage of base salary, did not change relative to 2020.

The target annual opportunities for our NEOs were as follows:

Name	2020 Target Bonus as a % of Base Salary	2021 Target Bonus as a % of Base Salary	2021 Target Bonus Value
George Scangos, Ph.D.	60%	60%	$348,000
Howard Horn	40%	40%	$185,400
Phillip Pang, M.D., Ph.D.	40%	40%	$197,760
Herbert (Skip) Virgin, M.D., Ph.D.	40%	40%	$263,528
Ann (Aine) Hanly, Ph.D.(1)	—	40%	$178,000

(1)	Dr. Hanly was eligible for her full target bonus opportunity given she was hired on March 29, 2021.

Payout of each NEO’s annual incentive is based on corporate attainment against a set of pre-determined goals approved by the Board of Directors each year following the recommendation of the Compensation Committee (typically in February). After corporate performance against the strategic goals has been approved, each NEO’s incentive is subject to further adjustments up or down based on the Compensation Committee’s qualitative determination of the executive’s individual performance for the year.

2021 Corporate Incentive Plan Performance Objectives

At the beginning of each year, the Compensation Committee determines the annual corporate performance objectives that are intended to be the most significant drivers of our short-term and long-term success.

In February 2021, the Compensation Committee directionally aligned on two sets of goals: (1) one set assuming a positive data readout of the COMET-ICE trial and (2) another set assuming a negative data readout of the COMET-ICE trial. After receiving a positive data readout, the Compensation Committee officially approved a final set of goals in May 2021.

For 2021, our goals were defined across six categories: clinical development, financial and business development, pre-clinical research, launch goals related to sotrovimab, people and culture and legal and infrastructure. The weightings of each goal category are detailed in the table below.

2021 Corporate Incentive Plan Outcomes

Goal	Achievement
Clinical Development Goals (30% weight)

Met Target

•  Achieved primary endpoint readout of Phase 3 COMET-ICE study (COVID-19)

•  Achieved primary endpoint readout of Phase 3 ACTIV-3 study (COVID-19)

•  Achieved required dataset to support approval of intramuscular dosing for sotrovimab (COVID-19)

•  Completed enrollment for VIR-2218+IFN cohorts in Phase 2 study (HBV)

•  Achieved first patient first dose for VIR-2218+3434 combination (HBV)

•  Postponed start of Phase 2 VIR-2482 trial due to low probability of flu incidence (FLU)

•  Did not fully enroll Phase 1 VIR-1111 trial by year-end (HIV)

Financial and Business Development Goals (25% weight)	Exceeded Target • Raised $345 million from expanded collaboration with GSK • Recognized $917.2 million of sotrovimab collaboration revenue in 2021 • Achieved our target cash spend
Pre-Clinical Research Goals (20% weight)	Exceeded Target • Specific achievement not disclosed due to potential competitive harm

Goal	Achievement
Launch Goals Related to Sotrovimab (10% weight)

Exceeded Target

•  Received U.S. Emergency Use Authorization (“EUA”) for sotrovimab

•  Filed U.S. Marketing Authorization Application (“MAA”) for sotrovimab

•  Released >1 million vials of sotrovimab in 2021

•  Sold >750,000 doses through binding agreements in 2021

People & Culture Goals (10% weight)	Exceeded Target • Implemented a development roadmap for all employees • Used scores from the Annual Employee Survey to assess improvement • Managed impact of COVID-19 on organizational effectiveness
Legal and Infrastructure Goals (5% weight)	Exceeded Target • Successfully executed the Company’s long-term plan to address space constraints • Enhanced and/or implemented internal processes and controls

In February 2022, the Compensation Committee evaluated our achievement of the 2021 corporate goals and determined that the corporate goals had been achieved at a level of 140% of target. The 2021 payout not only reflects above-target achievement of most of our corporate goals, but also recognizes our employees’ relentless efforts over the course of the pandemic—carrying out clinical trials, ramping up production, collaborating with partners, negotiating with governments—ultimately resulting in sotrovimab’s worldwide supply and distribution while continuing to make progress across the rest of the Company’s product pipeline.

Payouts for each executive were considered with respect to individual performance. Final 2021 payouts as a percentage of target are detailed below:

Name	2021 Base Salary	2021 Target Bonus % of Salary	2021 Bonus Payout as a % of Target	2021 Bonus Payout
George Scangos, Ph.D.	$580,000	60%	140%	$487,200
Howard Horn	$463,500	40%	140%	$259,560
Phillip Pang, M.D., Ph.D.	$494,400	40%	140%	$276,864
Herbert (Skip) Virgin, M.D., Ph.D.	$658,819	40%	140%	$368,939
Ann (Aine) Hanly, Ph.D.	$445,000	40%	140%	$249,200

Long-Term Incentive Compensation

Long-term incentive compensation granted in the form of equity awards is a critical portion of our overall compensation program. Equity awards are intended to (i) further align the interests of our NEOs with the interests of our stockholders, (ii) emphasize long-term financial performance, (iii) reward sustained share price appreciation and (iv) support the retention of our management team.

Given the nature of the Company and business, we have experienced high stock price volatility. Our stock price was in the top decile of our peers for fiscal year 2021 and our price varied between $26.34 and $83.07.

Despite the challenges with stock price volatility, we worked to design the program to emphasize long-term, sustained performance, which lead us to:

•

Move to an annual grant cadence to establish overlapping grant vesting, which are on a more frequent and consistent basis, further extending and reinforcing the program’s long-term orientation and retentive value.

•

Introduce RSUs, which provide more certainty in value during periods of stock market volatility. We continue to also grant stock options as part of our annual equity mix, which we view as a performance-oriented equity vehicle given they require an increase in the stock price to deliver value to our NEOs.

•	In February 2022, introduce equity ownership guidelines to reinforce outright ownership and further align executive interests with those of our stockholders.

Our annual RSUs and stock options both vest over a four-year period. The RSUs vest 25% annually, and the stock options cliff vest at 25% after one year, then vest monthly thereafter.

The Board believes that the progress and performance during 2021 has demonstrated the productivity of the current technology platforms and the strong leadership of the executive team. The Board believes the Company is well positioned to continue expanding the impact for patients across multiple disease areas and to create sustained, significant value for stockholders over the coming years.

2021 Annual Equity Awards

The Compensation Committee considers a variety of factors in determining the size of the annual equity awards. These factors include regular analyses of each NEO’s outstanding unvested and total equity holdings relative to peer executives, the total value of each NEO’s annual target compensation package relative to peer executives, promotions or changes in role, recognition of significant contributions and retention objectives.

We calibrated the number of shares based on the factors above. During that process, our stock price generally traded in the $30 to $40 range, but at the time of the grant, our stock price increased to $67.38. Following the change in price, we chose to maintain the same number of shares, acknowledging the following factors:

•	High volatility of our stock price – which was further magnified at the time of grant;

•

The resulting grant date fair value would be substantially higher than the value during the planning period leading up to the grant. The Compensation Committee’ recognizes that grant date fair value can be a misleading indication of competitiveness with a volatile stock similar to the Company’s stock; and

•	Focus on the number of shares granted and potential realizable value, which we believe are better indications of the overall competitiveness of the program than grant date fair value.

The number of shares granted to our NEOs are outlined below:

Name	# Annual RSUs	# Annual Options
George Scangos, Ph.D.	111,000	222,000
Howard Horn	25,000	50,000
Phillip Pang, M.D., Ph.D.	32,000	64,000
Herbert (Skip) Virgin, M.D., Ph.D.	30,000	60,000
Ann (Aine) Hanly, Ph.D.(1)	—	—

(1)	Dr. Hanly received 30,000 RSUs and 60,000 options upon her start date in March 2021.

Due to the grant price and that the price returned to the levels prior to the grant, none of the annual options granted in fiscal 2021 are currently in-the-money. As a result, the intrinsic value as of the stock price on December 31, 2021 ($41.87), is roughly 24% of the grant date fair value. Although this stock option grant is ‘underwater’, we believe that the grant can continue to provide significant incentives and value over time.

Health and Welfare Benefits

All of our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees.

Section 401(k) Plan

Our NEOs are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue

Code of 1986, as amended (the “Code”). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. We currently match 100% of employee contributions of the first 3% of eligible compensation, and 50% of contributions on the next 2% of eligible compensation. Participants are immediately and fully vested in all contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, and the 401(k) plan’s related trust is intended to be tax-exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to participants until distributed from the 401(k) plan.

Perquisites

We generally do not provide perquisites or personal benefits to our NEOs, except in limited circumstances, such as the temporary housing allowances provided to Dr. Virgin, as described below under “—Agreements with Named Executive Officers—Agreement with Herbert (“Skip”) Virgin, M.D., Ph.D.” and reimbursements for Dr. Hanly’s relocation to San Francisco.

Post-Employment Compensation

Our NEOs are entitled to certain severance and change of control payments and benefits pursuant to the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan, as described in more detail below in the section entitled “—Potential Payments Upon Termination or Change of Control.” The plan provides for a combination of a lump-sum cash severance payment, continued health benefits and acceleration of vesting on outstanding equity awards in specified circumstances. Acceleration of vesting is generally subject to a “double trigger” arrangement, meaning that vesting acceleration occurs only in the event of a change in control of the Company in connection with or followed by a termination of employment without cause by us, or with good reason by the NEO.

Given the industry in which we participate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our NEOs to find comparable employment following an involuntary termination of employment in connection with or following a change in control of the Company, these payments and benefits are intended to ease the consequences to a NEO of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of our NEOs that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.

CEO Pay Ratio

Under the rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the CEO (the “CEO Pay Ratio”).

Measurement Date

We identified the median employee using our employee population as of December 31, 2021 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure (“CACM”)

To identify the median employee, we aggregated for each employee as of December 31, 2021: (1) annual base salary, (2) the actual bonus paid for 2021 and (3) the estimated grant date fair value of equity awards granted during the fiscal year ended December 31, 2021. Salaries for employees hired during 2021 were annualized, and we applied an annual average exchange rate to our Swiss employees to convert their pay to U.S. Dollars.

Pay Ratio

After applying our CACM methodology, we identified a group of employees whose compensation was at or near the median of the employee data. From this group, we selected an individual who we reasonably believed represented our median employee. Next, we calculated the median employee’s annual compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation in 2021 as calculated using the Summary Compensation Table requirements was $402,518. Our CEO’s compensation in 2021 as reported in the Summary Compensation Table as $20,682,838. Therefore, our CEO Pay Ratio for 2021 is approximately 52:1.

We believe the pay ratio reported above is a reasonable estimate based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to our pay ratio as reported above, as other companies have different employee populations and pay practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Accounting and Tax Considerations

While the Compensation Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs in 2021. Under Financial Accounting Standard Board ASC Topic 718 (“ASC Topic 718”), we are required to estimate and record an expense for each share-based payment award (including stock options) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax legislation signed into law in December 2017 eliminated the performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified officers that is not covered by the transition rules will not be deductible by us.

Risk Assessment Concerning Compensation Practices and Policies

Each year, the Compensation Committee reviews our compensation policies and programs to assess whether they may encourage our employees and executives to take inappropriate risks. In June 2021 the Compensation Committee reviewed our current compensation plans, including the mix of fixed and variable compensation, performance metrics, program oversight, measurement and payout timing, discretion and caps on short-term incentives, award size, vesting schedules and other terms of long-term equity incentives as well as other incentive opportunities and their features. After reviewing each of our compensation plans, the Compensation Committee determined that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company as a whole.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Robert More, Philip Sharp, Elliott Sigal and Robert Perez. None of the members of the Compensation Committee during 2021 has at any time been our officer or employee. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or the compensation committee of any entity that has one or more of its executive officers serving on the Board of Directors or Compensation Committee.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee has approved the inclusion of the Compensation Discussion & Analysis in this Proxy Statement and its incorporation by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Compensation Committee

Mr. Robert More (Chair)

Ms. Janet Napolitano

Dr. Philip Sharp

Dr. Elliott Sigal

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The table below summarizes the total compensation for each of (i) Dr. Scangos, Mr. Horn and Dr. Virgin for the years ended December 31, 2019, 2020 and 2021 and (ii) Dr. Pang and Dr. Hanly for the year ended December 31, 2021. For a narrative description of material factors helpful to understand the information disclosed in the table below for 2021, please see the Compensation Discussion & Analysis and the narrative to this table.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
George Scangos, Ph.D.	2021	575,000	—	7,479,180	12,129,858	487,000	11,600	20,682,838
President and Chief Executive Officer	2020	544,583	—	—	—	438,900	11,400	994,883
	2019	514,583	—	—	3,158,780	260,044	11,200	3,944,607
Howard Horn	2021	461,250	—	1,684,500	2,731,950	259,560	11,600	5,148,860
Chief Financial Officer	2020	444,333	—	—	960,186	226,100	11,400	1,642,019
	2019	413,333	—	—	1,614,687	174,720	11,200	2,213,940
Phillip Pang, M.D., Ph.D. (6)	2021	492,000	—	2,156,160	3,496,896	276,864	11,600	6,433,520
Chief Medical Officer
Herbert (Skip) Virgin, M.D., Ph.D.	2021	655,621	—	2,021,400	3,278,340	368,939	95,600	6,419,900
Executive Vice President, Research and Chief Scientific Officer	2020	636,525	—	—	—	374,311	95,400	1,106,236
	2019	617,500	—	—	1,018,963	248,400	84,000	1,968,863
Ann (Aine) Hanly, Ph.D. (6)	2021	338,385	250,000	1,451,400	2,367,738	249,200	84,635	4,741,358
Chief Technology Officer

(1)	Salary amounts represent actual amounts paid during 2019, 2020 or 2021.
(2)

Reflects a one-time cash retention bonus awarded to Dr. Hanly. See below in the narrative section “—Agreements with Named Executive Officers—Agreement with Ann (Aine) Hanly, Ph.D.” for a description of the material terms pursuant to which this compensation was awarded. All other cash bonuses, which were based on achievement of performance goals, are disclosed in the column titled “Non-equity incentive plan compensation”.

(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock awards and option awards, as applicable, granted during fiscal years 2019, 2020 and 2021 computed in accordance with ASC 718 for stock-based compensation transactions. For a discussion of valuation assumptions, see Note 13 “Stock-Based Awards” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by the NEO upon, as applicable, the vesting of the stock options, the exercise of the stock options, the vesting of the stock awards or the sale of the common stock underlying such stock options and/or such stock awards.

(4)

Reflects performance-based cash bonuses awarded to our NEOs. See the below narrative section “—Agreements with Named Executive Officers” for a description of bonuses and non-equity incentive plan compensation and the material terms pursuant to which this compensation was awarded.

(5)

Represents: (i) for Dr. Scangos, $11,200, $11,400 and $11,600 for matching contributions made by us under our 401(k) plan in 2019, 2020 and 2021, respectively; (ii) for Mr. Horn, $11,200, $11,400 and $11,600 for matching contributions made by us under our 401(k) plan in 2019, 2020 and 2021, respectively; (iii) for Dr. Pang, $11,600 for matching contributions made by us under our 401(k) plan in 2021; (iv) for Dr. Virgin, (a) $84,000 in housing allowance payments in each of 2019, 2020 and 2021, and (b) $11,400 and $11,600 for matching contributions made by us under our 401(k) plan in 2020 and 2021, respectively; and (v) for Dr. Hanly, (a) $73,035 in housing allowance payments in 2021, and includes a tax gross up of $25,255 and (b) $11,600 for matching contributions made by us under our 401(k) plan in 2021.

(6)	Dr. Pang and Dr. Hanly were not considered NEOs prior to 2021.

Agreements with Named Executive Officers

We have entered into letter agreements with each of our NEOs. The letter agreements generally provide for at-will employment and set forth the NEO’s initial base salary, eligibility for employee benefits and stock option grants. In addition, each of our NEOs has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our NEOs are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “—Potential Payments Upon Termination or Change in Control.”

Agreement with George Scangos, Ph.D.

In December 2016, we entered into an employment letter agreement with Dr. Scangos, our President and Chief Executive Officer. Pursuant to his letter agreement, Dr. Scangos was initially entitled to an annual base salary of $500,000 and a discretionary annual target bonus equal to 50% of his base salary, contingent upon the achievement of performance objectives established by us. Dr. Scangos’ letter agreement also provided that Dr. Scangos was entitled to a grant of 6,676,444 shares of restricted stock (as adjusted for a 1-for-4.5 reverse stock split), that vest as follows: 25% on October 1, 2017, and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Scangos’ continued employment through each such date. In lieu of the restricted stock grant for 6,676,444 shares, on January 7, 2017, Dr. Scangos was granted 3,338,222 shares of restricted stock under the Vir Biotechnology, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) with 50% of these shares vesting on October 1, 2017, and the remaining 50% of the shares vesting in 12 equal monthly installments thereafter, in each case subject to his continued service through the vesting dates. In addition, on January 7, 2017, Dr. Scangos purchased 3,338,222 shares of restricted stock pursuant to the 2016 Plan at the then-current fair market value of $0.86 per share pursuant to a promissory note, subject to our right to repurchase the shares upon termination of his service for any reason at a purchase price equal to the lesser of fair market value or the amount Dr. Scangos paid for the shares that lapses in 24 equal monthly installments beginning November 1, 2018, subject to accelerated vesting. Dr. Scangos’ letter agreement also provided that, if following the closing of our Series B convertible preferred stock financing, Dr. Scangos’ ownership was greater than a 7% ownership of the Company, then he would be required to automatically forfeit such number of shares causing his ownership to exceed 7%, and if his ownership was less than 7%, then he was entitled to an additional grant of restricted stock equal to such number of shares that would result in an ownership of 7%. Our Series B convertible preferred stock financing closed in January 2019 causing Dr. Scangos’ ownership to be reduced to below 7%, and in March 2019, Dr. Scangos was granted an option to purchase 562,444 shares of our common stock that vests as follows: 25% on October 1, 2018, and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Scangos’ continued employment through each such date, subject to accelerated vesting. Dr. Scangos and the Board of Directors each approved Dr. Scangos receiving the stock option grant in lieu of the grant of restricted stock and in full satisfaction of the obligation noted above.

We amended and restated Dr. Scangos’ letter agreement in August 2019. Pursuant to his amended and restated letter agreement, Dr. Scangos will continue to serve as our Chief Executive Officer and as a member of the Board of Directors. Dr. Scangos is entitled to an annual base salary of $517,500 and a discretionary annual target bonus equal to 50% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Dr. Scangos will be eligible to receive future equity award grants as determined by the Board of Directors or the Compensation Committee. The amended and restated letter agreement provides that Dr. Scangos is entitled to certain accelerated vesting of the equity awards granted prior to the date of the amended and restated letter agreement upon a change in control, and is eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan.

In February 2021, the Compensation Committee granted Dr. Scangos (i) an option to purchase 222,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 16, 2021, and the remaining 75% in 36 equal monthly installments thereafter and (ii) 111,000 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of February 16, 2021, in each case, subject to Dr. Scangos’ continued employment through each such date.

Agreement with Howard Horn

In March 2017, we entered into an employment letter agreement with Mr. Horn, our Chief Financial Officer. Pursuant to his letter agreement, Mr. Horn was initially entitled to an annual base salary of $400,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition, Mr. Horn received a one-time sign-on bonus of $400,000 in March 2017. Mr. Horn’s letter agreement also provided that Mr. Horn was entitled to a restricted stock grant of 277,777 shares of our common stock (as adjusted for a 1-for-4.5 reverse stock split), which was granted in March 2017, that vests as follows: 25% on the first anniversary of his start date and the remaining 75% in 36 equal monthly installments thereafter, subject to Mr. Horn’s continued employment through each such date.

We amended and restated Mr. Horn’s letter agreement in August 2019. Pursuant to his amended and restated letter agreement, Mr. Horn will continue to serve as our Chief Financial Officer. Mr. Horn is entitled to an annual base salary of $416,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Mr. Horn will be eligible to receive future equity grants as determined by the Board of Directors or the Compensation Committee. The amended and restated letter agreement provides that Mr. Horn is eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan.

In February 2021, the Compensation Committee granted Mr. Horn (i) an option to purchase 50,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 16, 2021, and the remaining 75% in 36 equal monthly installments thereafter and (ii) 25,000 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of February 16, 2021, in each case, subject to Mr. Horn’s continued employment through each such date.

Agreement with Phillip Pang, M.D., Ph.D.

In December 2016, we entered into an employment letter agreement with Dr. Pang, our current Chief Medical Officer. Pursuant to his letter agreement, Dr. Pang was initially appointed to the position of Vice President, Clinical and was entitled to an annual base salary of $275,000 and a discretionary annual target bonus equal to 25% of his base salary, contingent upon the achievement of performance objectives established by us. Dr. Pang’s letter agreement also provided that Dr. Pang was entitled to an option for an unspecified number of shares, which was granted in March 2017, that vests as follows: 25% on the first anniversary of his start date and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Pang’s continued employment through each such date.

In September 2017, we entered into an additional employment letter agreement with Dr. Pang pursuant to which Dr. Pang was promoted to Senior Vice President, Development and was entitled to an annual base salary of $325,000 and a discretionary annual bonus target equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us.

We amended and restated Dr. Pang’s letter agreement in August 2019. Pursuant to his amended and restated letter agreement, Dr. Pang will continue to serve as our Chief Medical Officer. Dr. Pang is entitled to an annual base salary of $442,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Dr. Pang will be eligible to receive future equity grants as determined by the Board of Directors or the Compensation Committee. The amended and restated letter agreement provides that Dr. Pang is eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan.

In February 2021, the Compensation Committee granted Dr. Pang (i) an option to purchase 64,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 16, 2021, and the remaining 75% in 36 equal monthly installments thereafter and (ii) 32,000 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of February 16, 2021, in each case, subject to Dr. Pang’s continued employment through each such date.

Agreement with Herbert (Skip) Virgin, M.D., Ph.D.

In October 2017, we entered into an employment letter agreement with Dr. Virgin, our Executive Vice President, Research and Chief Scientific Officer. Pursuant to his letter agreement, Dr. Virgin was initially entitled to an annual base salary of $600,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition, Dr. Virgin received a one-time sign-on bonus of $600,000 in January 2018 and a housing allowance of $7,000 per month for three years. Dr. Virgin’s letter agreement also provided that Dr. Virgin was entitled to the grant of a stock option to purchase 555,555 shares of our common stock (as adjusted for a 1-for-4.5 reverse stock split), which was granted in January 2018, that vests as follows: 25% on the first anniversary of his start date and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Virgin’s continued employment through each such date. The option granted to Dr. Virgin permits him to net exercise the option following the completion of our initial public offering. Dr. Virgin’s letter agreement also provided that he was eligible to receive an option to purchase 111,111 shares of our common stock (as adjusted for a 1-for-4.5 reverse stock split) on or following the one-year anniversary of his start date based on the achievement of performance goals as determined by the Board of Directors and our Chief Executive Officer. In July 2019, based on the achievement of performance goals as determined by the Board of Directors and our Chief Executive Officer for 2018, Dr. Virgin was granted an option to purchase 133,332 shares of our common stock that vests as follows: 25% on the one-year anniversary of July 12, 2019, and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Virgin’s continued employment through each such date.

We amended and restated Dr. Virgin’s letter agreement in September 2019. Pursuant to his amended and restated letter agreement, Dr. Virgin will continue to serve as our Executive Vice President, Research and Chief Scientific Officer. Dr. Virgin is entitled to an annual base salary of $621,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. Dr. Virgin’s annual bonus payments are calculated in a manner that takes into consideration the amounts he receives in royalty payments relating to licensing fees paid by us to Washington University in St. Louis. Subject to his continued employment with us, Dr. Virgin is entitled to a housing allowance of $7,000 per month through February 1, 2021, to maintain a residence in the San Francisco area. In June 2021, the Compensation Committee approved an extension to Dr. Virgin’s housing allowance through the earlier of (i) December 31, 2021, and (ii) the date the Compensation Committee determines there is no business reason for Dr. Virgin to maintain a residence in San Francisco, California. In addition to his previous equity awards, Dr. Virgin will be eligible to receive future equity grants as determined by the Board of Directors or the Compensation Committee. The amended and restated letter agreement provides that Dr. Virgin is eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan.

In February 2021, the Compensation Committee granted Dr. Virgin (i) an option to purchase 60,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 16, 2021, and the remaining 75% in 36 equal monthly installments thereafter and (ii) 30,000 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of February 16, 2021, in each case, subject to Dr. Virgin’s continued employment through each such date.

Agreement with Ann (Aine) Hanly, Ph.D.

In February 2021, we entered into an employment letter agreement with Dr. Hanly, our Chief Technology Officer. Pursuant to her letter agreement, Dr. Hanly will serve as our Chief Technology Officer and is entitled to an annual base salary of $445,000 and a discretionary annual target bonus equal to 40% of her base salary, contingent upon the achievement of performance objectives established by us. Dr. Hanly also received a one-time cash retention bonus of $250,000 in May 2021. Dr. Hanly’s one-time cash retention bonus is subject to repayment to the Company in the event Dr. Hanly’s employment with the Company is terminated by the Company for cause or Dr. Hanly resigns without good reason prior to the first anniversary of Dr. Hanly’s employment start date. Dr. Hanly’s letter agreement also provided that Dr. Hanly was entitled to receive (i) an option to purchase 60,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of March 29, 2021, and the remaining 75% in 36 equal monthly installments thereafter and (ii) 30,000 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of March 29, 2021, in each case, subject to Dr. Hanly’s continued employment through each such date. These equity grants were made in March 2021. The letter agreement provided that Dr. Hanly is eligible to participate in the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan.

We amended and restated Dr. Hanly’s letter agreement in May 2021. Pursuant to her amended and restated letter agreement, Dr. Hanly will continue to serve as our Chief Technology Officer, upon similar terms as set forth in her previous letter agreement. In addition to her previous equity awards, Dr. Hanly will be eligible to receive future equity grants as determined by the Board of Directors or the Compensation Committee.

Grants of Plan-Based Awards in 2021

The following table shows for the year ended December 31, 2021, certain information regarding grants of plan-based awards to our NEOs.

Name	Grant Date	Estimated future payouts under non- equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)(2)	All other option awards: number of securities underlying options (#)(2)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)
George Scangos, Ph.D.
Stock option award	2/16/2021	—	—	—	—	222,000	67.38	12,129,858
Restricted stock units	2/16/2021	—	—	—	111,000	—	—	7,479,180
Annual bonus	—	—	348,000	522,000	—	—	—	—

Howard Horn
Stock option award	2/16/2021	—	—	—	—	50,000	67.38	2,731,950
Restricted stock units	2/16/2021	—	—	—	25,000	—	—	1,684,500
Annual bonus	—	—	185,400	278,100	—	—	—	—

Phillip Pang, M.D., Ph.D.
Stock option award	2/16/2021	—	—	—	—	64,000	67.38	3,496,896
Restricted stock units	2/16/2021	—	—	—	32,000	—	—	2,156,160
Annual bonus	—	—	197,760	296,640	—	—	—	—

Herbert (Skip) Virgin, M.D., Ph.D.
Stock option award	2/16/2021	—	—	—	—	60,000	67.38	3,278,340
Restricted stock units	2/16/2021	—	—	—	30,000	—	—	2,021,400
Annual bonus	—	—	263,528	395,291	—	—	—	—

Ann (Aine) Hanly, Ph.D.
Stock option award	3/29/2021	—	—	—	—	60,000	48.38	2,367,738
Restricted stock units	3/29/2021	—	—	—	30,000	—	—	1,451,400
Annual bonus	—	—	178,000	267,000	—	—	—	—

(1)

These amounts relate to the performance-based cash bonuses. See the above narrative section “—Agreements with Named Executive Officers” for a description of non-equity incentive plan compensation. The amounts shown in the “Target” column represent the 2021 target payout amount based on the target percentage applied to each NEO’s base salary as of December 31, 2021. For 2021, the bonus targets were 50% of base salary for Dr. Scangos and 40% of base salary for Mr. Horn and Drs. Pang, Virgin and Hanly. Actual amounts paid to each NEO are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

All stock options and RSUs were granted under the Vir Biotechnology, Inc. 2019 Equity Incentive Plan. See the above narrative section “—Agreements with Named Executive Officers” for a description of the material terms of the stock and option awards granted to each NEO during the year ended December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End 2021

The following table presents information concerning equity awards held by our NEOs as of December 31, 2021.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underling Unexercised Options (#) Exercisable	Number of Securities Underling Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)(1)
George Scangos, Ph.D.	3/11/2019(2)	10/1/2017	562,443	—	5.18	3/11/2029	—	—
	2/16/2021(2)	2/16/2021	—	222,000	67.38	2/15/2031	—	—
	2/16/2021(3)	2/16/2021	—	—	—	—	111,000	4,647,570
Howard Horn	10/10/2019(2)	10/10/2019	60,184	50,927	20.00	10/10/2029	—	—
	2/25/2020(2)	2/25/2020	27,500	32,500	21.73	2/25/2030	—	—
	2/16/2021(2)	2/16/2021	—	50,000	67.38	2/15/2031	—	—
	2/16/2021(3)	2/16/2021	—	—	—	—	25,000	1,046,750
Phillip Pang, M.D., Ph.D.	3/09/2017(2)	12/14/2016	18,833	—	0.86	3/09/2027	—	—
	4/27/2018(2)	4/27/2018	63,331	9,260	1.53	4/27/2028	—	—
	7/19/2018(2)	7/19/2018	94,907	16,204	1.58	7/19/2028	—	—
	3/11/2019(2)	3/11/2019	7,406	34,723	5.18	3/11/2029	—	—
	2/16/2021(2)	2/16/2021	—	64,000	67.38	2/15/2031	—	—
	2/16/2021(3)	2/16/2021	—	—	—	—	32,000	1,339,840
Herbert (Skip) Virgin, M.D., Ph.D.	1/26/2018(2)	1/8/2018	213,430	11,575	1.53	1/26/2028	—	—
	7/12/2019(2)	7/12/2019	80,555	52,777	10.40	7/12/2029	—	—
	2/16/2021(2)	2/16/2021	—	60,000	67.38	2/15/2031	—	—
	2/16/2021(3)	2/16/2021	—	—	—	—	30,000	1,256,100
Ann (Aine) Hanly, Ph.D.	3/29/2021(2)	3/29/2021	—	60,000	48.38	3/29/2031	—	—
	3/29/2021(3)	3/29/2021	—	—	—	—	30,000	1,256,100

(1)	The Market Value is based on the closing price of $41.87 per share of our common stock on December 31, 2021.
(2)

25% of the shares underlying this option vest on the one-year anniversary of the vesting commencement date and the remainder vest in 36 equal monthly installments thereafter and are eligible for accelerated vesting as described below under the section titled “—Potential Payments Upon Termination or Change in Control.”

(3)

Vests in four equal annual installments beginning on the one-year anniversary of the vesting commencement date and are eligible for accelerated vesting as described below under the section titled “—Potential Payments Upon Termination or Change in Control.”

2021 Option Exercises and Stock Vested Table

The following table provides information on stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, and the vesting of stock awards, determined as described below, for our NEOs in the year ended December 31, 2021:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
George Scangos, Ph.D.	—	—	—	—
Howard Horn	—	—	17,362	786,237
Phillip Pang, M.D., Ph.D.	79,630	3,662,388	—	—
Herbert (Skip) Virgin, M.D., Ph.D.	200,785	9,492,662	—	—
Ann (Aine) Hanly, Ph.D.	—	—	—	—

(1)

The value realized on exercise was calculated by multiplying (i) the number of shares exercised by (ii) the difference between the closing market price of our common stock on the date of exercise and the exercise price of the applicable options, and does not represent actual amounts received by the NEOs as a result of the option exercises.

(2)

The value realized for restricted stock awards was calculated by multiplying the closing price of a share of our common stock on the vesting date by the total number of shares that vested on such date, and does not represent actual amounts received by the NEOs as a result of the vesting of the restricted stock awards.

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which an executive officer’s service terminates, each executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused paid time off, as applicable. In addition, the Board has approved the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan described below.

Change in Control and Severance Benefit Plan

In March 2019, the Board of Directors approved the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan (the “Severance Plan”). The Severance Plan provides for severance benefits for certain of our executives and senior management, including our NEOs, subject to the execution and effectiveness of a release of claims. In the event of a covered termination, which is either a termination by us without cause (and other than as a result of death or disability) or the employee’s resignation for good reason, that occurs during the 12-month period following a change in control, or the change in control period, (i) Dr. Scangos will be entitled to a lump sum cash payment equal to 18 months of base salary plus his annual target cash bonus multiplied by 1.5, up to 18 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards, (ii) Mr. Horn and Drs. Pang, Virgin and Hanly will each be entitled to a lump sum cash payment equal to 12 months of base salary plus their annual target cash bonus, up to 12 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards.

In addition, the Severance Plan provides that in the event of a covered termination that occurs outside of the change in control period, (i) Dr. Scangos will be entitled to a lump sum cash payment equal to 12 months of base salary plus a pro-rated annual target cash bonus and up to 12 months of payment for continued group health plan benefits and (ii) Mr. Horn and Drs. Pang, Virgin and Hanly will each be entitled to a lump sum cash payment equal to 9 months of base salary plus a pro-rated annual target cash bonus and up to 9 months of payment for continued group health plan benefits.

For purposes of the Severance Plan, the following definitions are used:

•

“cause” means, with respect to a particular employee, the occurrence of any of the following events: (i) the employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the employee’s attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) the employee’s intentional, material violation of any contract or agreement between the employee and us or of any statutory duty owed to us; (iv) the employee’s unauthorized use or disclosure of our confidential information or trade secrets; or (v) the employee’s gross misconduct.

•

“good reason” for an employee’s resignation means the occurrence of any of the following events, conditions or actions taken by us without “cause” and without such employee’s consent: (i) a material reduction of the employee’s annual base salary, which is a reduction of at least 20% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (ii) a material reduction in the employee’s authority, duties or responsibilities; (iii) a relocation of the employee’s principal place of employment with us (or our successor, if applicable) to a place that increases the employee’s one-way commute by more than 50 miles as compared to the employee’s then-current principal place of employment immediately prior to the relocation (excluding regular travel in the ordinary course of business); provided that if the employee’s principal place of employment is his or her personal residence, this clause (iii) will not apply; or (iv) a material breach by us of any material agreement between the employee and us; provided, however, that in each case above, in order for the employee’s resignation to be deemed to have been for “good reason,” the employee must first give us written notice of the action or omission giving rise to “good reason” within 30 days after the first occurrence thereof; we must fail to reasonably cure such action or omission within 30 days after receipt of notice, and the employee’s resignation must be effective not later than 30 days after the expiration of this cure period.

•

“change of control” means: (i) any person becomes the owner, directly or indirectly, of our securities representing more than 50% of the combined voting power of our then outstanding securities other than by virtue of a merger, consolidation or similar transaction; provided that notwithstanding the foregoing, a “change in control” will not be deemed to occur (1) on account of the acquisition of our securities by any institutional investor or any other person that acquires our securities in a transaction or series of related transactions that are primarily a private financing transaction for us or (2) solely because the level of ownership held by any person exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by us reducing the number of shares outstanding, provided that if a “change in control” would occur but for this clause as a result of the acquisition of voting securities by us, and after such share acquisition, the person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the person over the designated percentage threshold, then a “change in control” will be deemed to occur; (ii) the consummation of a merger, consolidation or similar transaction involving us, directly or indirectly, if, immediately after the consummation of such merger, consolidation or similar transaction, our stockholders immediately prior thereto do not own, directly or indirectly, either (1) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (2) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or (iii) the consummation of a sale, lease, license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets, other than a sale, lease, license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportion as their ownership immediately prior to such sale, lease, license or other disposition.

The following table provides an estimate of the potential payments and benefits pursuant to the Severance Plan, which could occur upon termination of the employment of our NEOs, including in connection with a change in control of the Company assuming a triggering event occurred on December 31, 2021:

Name	Benefit	Involuntary termination not in connection with a change in control	Involuntary termination in connection with a change in control
George Scangos, Ph.D.	Lump sum cash severance benefit	$580,000	$870,000
	Lump sum target bonus payment	$348,000	$522,000
	Health insurance benefits	$33,633	$50,450
	Vesting acceleration (1)	$—	$4,647,570
	Benefit Total	$961,633	$6,090,020

Howard Horn	Lump sum cash severance benefit	$347,625	$463,500
	Lump sum target bonus payment	$185,400	$185,400
	Health insurance benefits	$36,303	$48,403
	Vesting acceleration (1)	$—	$2,815,073
	Benefit Total	$569,328	$3,512,376

Phillip Pang, M.D., Ph.D.	Lump sum cash severance benefit	$370,800	$494,400
	Lump sum target bonus payment	$197,760	$197,760
	Health insurance benefits	$36,371	$48,495
	Vesting acceleration (1)	$—	$3,640,489
	Benefit Total	$604,931	$4,381,144

Herbert (Skip) Virgin, M.D., Ph.D.	Lump sum cash severance benefit	$494,114	$658,819
	Lump sum target bonus payment	$263,528	$263,528
	Health insurance benefits	$12,037	$16,049
	Vesting acceleration (1)	$—	$3,384,192
	Benefit Total	$769,679	$4,322,588

Ann (Aine) Hanly, Ph.D.	Lump sum cash severance benefit	$333,750	$445,000
	Lump sum target bonus payment	$178,000	$178,000
	Health insurance benefits	$36,371	$48,495
	Vesting acceleration (1)	$—	$1,256,100
	Benefit Total	$548,121	$1,927,595

(1)

The value of the accelerated vesting of the outstanding stock options and restricted stock awards was calculated by multiplying (i) the number of unvested stock options and RSUs outstanding on December 31, 2021, by (ii) the closing market price of $41.87 per share of our common stock on December 31, 2021, less, in the case of the stock options, the exercise price of the unvested stock option shares subject to acceleration.

Director Compensation

The table below shows for the fiscal year ended December 31, 2021 certain information with respect to the compensation of all of our non-employee directors, including our Non-Executive Chairman.

Director Compensation for Fiscal Year 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1) (2)	Option Awards ($)(1) (2)	Total ($)
Vicki Sato, Ph.D.	92,500	152,775	247,103	492,378
Jeffrey S. Hatfield	50,000	152,775	247,103	449,878
Robert More	65,000	152,775	247,103	464,878
Janet Napolitano	45,000	152,775	247,103	444,878
Robert Nelsen	45,000	152,775	247,103	444,878
Dipchand (Deep) Nishar	45,000	152,775	247,103	444,878
Robert Perez	57,500	152,775	247,103	457,378
Saira Ramasastry	60,000	152,775	247,103	459,878
Phillip Sharp, Ph.D.	55,000	152,775	247,103	454,878
Elliott Sigal, M.D., Ph.D.	62,500	152,775	247,103	462,378

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock awards and option awards granted during fiscal 2021 computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note 13 “Stock-Based Awards” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by our non-employee directors upon, as applicable, the vesting of the stock options, the exercise of the stock options, the vesting of the stock awards or the sale of the common stock underlying such stock options and/or such stock awards.

(2)

The following table provides information regarding the number of shares of common stock underlying stock options granted to our non-employee directors that were outstanding as of December 31, 2021, and the number of shares of RSUs granted to our non-employee directors as of December 31, 2021.

Name	Option Awards Outstanding at Year-End (#)	Stock Awards outstanding at Year End Subject to Rights (#)
Vicki Sato, Ph.D.	255,662	3,374
Jeffrey S. Hatfield	53,248	3,374
Robert More	31,103	3,374
Janet Napolitano	36,878	3,374
Robert Nelsen	31,633	3,374
Dipchand (Deep) Nishar	31,633	3,374
Robert Perez	95,914	3,374
Saira Ramasastry	79,022	3,374
Phillip Sharp, Ph.D.	79,717	3,374
Elliott Sigal, M.D., Ph.D.	35,142	3,374

Non-Employee Director Compensation Policy

In December 2020, the Board of Directors worked in concert with our compensation consultant to review our non-employee director compensation policy and approved a policy that took effect in January 2021 (our “Director Compensation Policy”). Under our Director Compensation Policy, each of our non-employee directors is paid a cash retainer for service on the Board of Directors and an additional cash retainer for service on each committee on which the director is a member. The chairperson of each committee receives a higher retainer than other members of each committee for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on the Board of Directors.

The retainers paid to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member under the policy in effect for 2021 were as follows:

Name	Annual Service Retainer	Chairperson Retainer (Inclusive of Annual Service Retainer)
Board of Directors	$40,000	$75,000
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Science and Technology Committee	$7,500	$15,000

In addition, under our Director Compensation Policy in effect for 2021, each non-employee director newly elected or appointed to the Board of Directors was entitled to receive two equity awards (collectively, the “Initial Grants”) with a value of $400,000 in the aggregate comprised of (i) an option to purchase shares of our common stock (the “Initial Option Grant”) and (ii) a RSU award covering shares of the Company’s common stock (the “Initial RSU Grant”). The total number of shares subject to the Initial Option Grant will be initially calculated in accordance with the Black-Scholes valuation methodology and the total number of shares subject to the Initial RSU Grant will be initially calculated in accordance with the Fair Market Value (as defined in the Vir Biotechnology, Inc. 2019 Equity Incentive Plan (the “2019 Plan”)) as of the grant date, and such resulting number of shares shall be divided between the Initial Grants based on a fixed ratio of two shares subject to the Initial Option Grant for every one share subject to the Initial RSU Grant, with the number of shares subject to the Initial Option Grant rounded down to the nearest whole share and in no event exceeding 16,000 shares and the number of shares subject to the Initial RSU Grant rounded down to the nearest whole share and in no event exceeding 8,000 shares. One-third of the shares subject to each Initial Option Grant will vest on the one-year anniversary of such director’s initial election or appointment and thereafter the remainder of the shares subject to each such stock option will vest monthly over a two-year period, subject to the director’s continued service as a director. The Initial RSU Grant will vest in three equal installments on the first, second and third anniversaries of such director’s initial election or appointment, subject to the director’s continued service as a director.

Further, on the first market trading day after the 2021 annual meeting of stockholders, each non-employee director that continued to serve as a non-employee member on the Board of Directors received two equity awards (collectively, the “Annual Grants”) with a value of $400,000 in the aggregate comprised of (i) a stock option to purchase shares of the Company’s common stock (the “Annual Option Grant”); and (ii) a RSU award covering shares of the Company’s common stock (the “Annual RSU Grant”). The shares subject to each Annual Grant will vest in full on the one-year anniversary of the grant date, subject to the director’s continued service as a director. The total number of shares subject to the Annual Option Grant will be initially calculated in accordance with the Black-Scholes valuation methodology as of the grant date and the total number of shares subject to the Annual RSU Grant will be initially calculated in accordance with the Fair Market Value (as defined in the 2019 Plan) as of the grant date, and such resulting number of shares shall be divided between the Annual Grants based on a fixed ratio of two shares subject to the Annual Option Grant for every one share subject to the Annual RSU Grant, with the number of shares subject to the Annual Option Grant rounded down to the nearest whole share and in no event exceeding 16,000 shares and the number of shares subject to the Annual RSU Grant rounded down to the nearest whole share and in no event exceeding 8,000 shares.

The exercise price of all options was equal the fair market value of our common stock on the date of grant. Grants pursuant to the Director Compensation Policy were made under the 2019 Plan and are thus subject to the non-employee director compensation limits detailed in the 2019 Plan. Options and RSUs granted to our non-employee directors under the 2019 Plan pursuant to the Director Compensation Policy will vest in full upon the occurrence of a change in control (as defined in the 2019 Plan) prior to the termination of the director’s continuous service.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, about:

•	the number of shares of common stock subject to issuance upon exercise of outstanding stock options and vesting of RSUs under plans adopted by us;

•	the weighted-average exercise price of outstanding stock options under plans adopted by us; and

•	the number of shares of common stock available for future issuance under: the 2016 Plan, the 2019 Plan and the Vir Biotechnology, Inc. 2019 Employee Stock Purchase Plan (“ESPP”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)	Weighted- average exercise price of outstanding options, warrants and rights (b)($) (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders:
2016 Equity Incentive Plan (2)	2,682,645	$4.76	—
2019 Equity Incentive Plan (3)	8,897,617	$41.24	9,092,936
2019 Employee Stock Purchase Plan (4)	—	—	3,587,282
Equity compensation plans not approved by security holders:	—	—	—

Total	11,580,262		12,680,218

(1)	The weighted-average exercise price includes all outstanding stock options but does not include RSUs, which do not have an exercise price.
(2)

Following the adoption of the 2019 Plan, no additional stock awards were granted under the 2016 Plan. Any shares becoming available under the 2016 Plan by repurchase, forfeiture, expiration or cancellation will become available for grant under the 2019 Plan.

(3)

The number of shares of common stock reserved for issuance under the 2019 Plan will automatically increase on January 1 of each year, beginning on January 1, 2020, and continuing through and including January 1, 2029, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Pursuant to the terms of the 2019 Plan, an additional 6,558,069 shares were added to the number of available shares effective January 1, 2022, which shares are not reflected in the totals above.

(4)

The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2020, and continuing through and including January 1, 2029, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 2,700,000 shares or (iii) such lesser number of shares determined by the Board. Pursuant to the terms of the ESPP, an additional 1,311,613 shares were added to the number of available shares effective January 1, 2022, which shares are not reflected in the totals above.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

In October 2019 we adopted a written related person transactions policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person, directly or indirectly, are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related person transactions under this policy. A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities, or any affiliate or member of the immediate family of the foregoing.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to the Nominating and Corporate Governance Committee or, where review by the Nominating and Corporate Governance Committee would be inappropriate due to a conflict of interest, to the Board of Directors or another independent body of the Board of Directors, for review. The presentation must include a description of, among other things, all of the parties, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, the Nominating and Corporate Governance Committee, the Board of Directors or another independent body of the Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties under the same or similar circumstances.

Certain Related Person Transactions

The following includes a summary of transactions with related persons since January 1, 2021, to which we have been a party and in which the amount involved in the transaction exceeded $120,000:

2021 Expanded GSK Collaboration

In May 2021, we entered into a collaboration agreement with GSK (the “2021 GSK Agreement”) under which the parties agreed to expand the definitive collaboration agreement from June 2020 to include collaboration on three separate programs: (1) a program to research, develop and commercialize monoclonal antibodies (“mAbs”) for the prevention, treatment or prophylaxis of the influenza virus (the “Influenza Program”), excluding VIR-2482 unless GSK exercises its option as described below; (2) an expansion of the parties’ current program to focus on functional genomics screens directed to targets associated with respiratory viruses (the “Expanded Functional Genomics Program”); and (3) additional programs to develop neutralizing mAbs directed to up to three non-influenza target pathogens selected by GSK (the “Selected Pathogens”) and such programs (the “Additional Programs”).

In connection with the 2021 GSK Agreement, we entered into a stock purchase agreement with Glaxo Group Limited (“GGL”) pursuant to which we issued 1,924,927 shares of our common stock to GGL for an aggregate purchase price of approximately $120.0 million.

For a period of three years following the effective date of the 2021 GSK Agreement (“Research Term”), the parties will conduct certain research and development activities under mutually agreed development plans and associated budgets for the programs within the expanded collaboration. We will be responsible for continuing the development and clinical manufacturing activities for VIR-2482 unless and until GSK exercises the exclusive option to obtain exclusive rights to co-develop and commercialize VIR-2482 (the “Option”). If GSK does not exercise the Option for VIR-2482, then, in general, we have the right to continue the development and/or commercialization of VIR-2482 by itself or with a third party. GSK will be the lead party for development, clinical and commercial manufacturing, and commercialization activities for products under the Influenza Program (other than VIR-2482 unless and until GSK exercises the Option, if applicable). We will mutually agree upon the allocation of responsibility for the development of products under the Expanded Functional Genomics Program, and for the development and early-stage manufacturing of products under the Additional Programs if and when GSK decides which Selected Pathogens to pursue. GSK will be primarily responsible for commercial manufacturing and commercialization activities for products under the Expanded Functional Genomics Program and Additional Programs, if and when selected by GSK. For each collaboration program, upon execution of the definitive agreement, we will grant GSK certain license rights related to the development, manufacturing and commercialization of products arising from the program.

The parties will share 50% of all development costs in accordance with the budget for each of the collaboration programs (other than for the Selected Pathogens and VIR-2482, unless GSK exercises the Option), with each party having the right (on a target-by-target, or collaboration product-by-collaboration product basis, as applicable) to opt-out of its co-funding obligations at specified points in development on the terms and conditions set forth in the 2021 GSK Agreement.

GSK made an upfront payment to us of $225.0 million. If GSK exercises the Option, GSK will pay us an Option exercise fee of $300.0 million unless certain agreed product criteria for VIR-2482 are not met, in which case the parties will negotiate an alternative option exercise fee. Upon achievement of a pre-defined regulatory milestone for the first product in the Influenza Program, which may be (a) VIR-2482 (if GSK exercised the Option), (b) a next-generation mAb or (c) any other influenza mAb approved by the joint steering committee to be included in the collaboration, arising from the Influenza Program, GSK will make a milestone payment to us of up to $200.0 million.

With respect to the Influenza Program and each Additional Program, unless earlier terminated, the 2021 GSK Agreement will remain in effect for as long as there is a product from such collaboration program being developed or commercialized by the lead party in the collaboration program or by the non-opt-out party, if applicable. With respect to the Expanded Functional Genomics Program, unless earlier terminated, the 2021 GSK Agreement will remain in effect (a) until the end of the Research Term, if no targets are selected for the Expanded Functional Genomics Program prior to the end of the Research Term, or (b) if at least one target is selected for the Expanded Functional Genomics Program prior to the end of the Research Term, for as long as there is a product from the Expanded Functional Genomics Program being developed or commercialized by the lead party in the Expanded Functional Genomics Program or by the non-opt-out party, if applicable. Either party has the right to terminate the 2021 GSK Agreement in the case of the insolvency of the other party, an uncured material breach of the other party with respect to a collaboration program or a collaboration product or as mutually agreed by the parties.

Other Transactions

We have entered into offer letter agreements with our executive officers that, among other things, provide for certain compensatory and change in control benefits as well as severance benefits. For a description of these agreements with our named executive officers, see the section titled “Executive Compensation—Agreements with Named Executive Officers.”

We have also granted stock options and restricted stock to our executive officers and certain of our directors. For a description of these equity awards, see the section titled “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Vir Biotechnology, Inc., Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158 or call us at (415) 906-4324. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Howard Horn

Secretary

April 7, 2022

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, is available without charge upon written request to: Secretary, Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158.

VIR BIOTECHNOLOGY, INC. 499 ILLINOIS STREET, SUITE 500 SAN FRANCISCO, CA 94158 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VIR2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D78513-P70230 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VIR BIOTECHNOLOGY, INC. The Board of Directors recommends you vote FOR the following proposals: 1. To elect the following three nominees for director to hold office until the 2025 Annual Meeting of Stockholders Nominees: For Withhold 1a. Jeffrey S. Hatfield 1b. Saira Ramasastry 1c. George Scangos, Ph.D. For Against Abstain 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers. 3. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D78514-P70230 VIR BIOTECHNOLOGY, INC. Annual Meeting of Stockholders May 20, 2022 11:30 AM PT This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) George Scangos, Ph.D., Howard Horn and Irene Pleasure, Ph.D. or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIR BIOTECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM PT on May 20, 2022, via the Internet at www.virtualshareholdermeeting.com/VIR2022, including any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxyholders on any other matter that properly comes before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side